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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 S1 CORPORATION,

                               EDIFY CORPORATION,

                           EDIFY HOLDING COMPANY, INC.

                                INTERVOICE, INC.

                                       AND

                                ARROWHEAD I, INC.

                          DATED AS OF NOVEMBER 18, 2005

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                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of November 18, 2005, by and among S1 Corporation, a Delaware corporation ("S1"), Edify Corporation, a Delaware corporation ("EDIFY"), Edify Holding Company, Inc., a Delaware corporation ("EDIFY HOLDING"), Intervoice, Inc., a Texas corporation ("PURCHASER"), and Arrowhead I, Inc., a Delaware corporation ("MERGER SUB").

                              W I T N E S S E T H:

            WHEREAS, the Boards of Directors of S1, Edify, Edify Holding, Purchaser and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transactions provided for herein in which Merger Sub will merge with and into Edify, subject to the terms and conditions set forth herein, with Edify being the Surviving Corporation (as defined) and a wholly owned subsidiary of Purchaser (the "MERGER"); and

            WHEREAS, immediately following the consummation of the Merger in
Section 1.1 and distribution of the Merger Consideration, S1 shall sell, and Purchaser shall be obligated pursuant to Section 1.12 to immediately buy, all of the issued and outstanding capital stock of Edify Holding for the aggregate purchase price of $1.00 (the "STOCK PURCHASE"), and it is a condition to the Stock Purchase that the Merger has been consummated;

            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and the Stock Purchase and also to prescribe certain conditions to the Merger and the Stock Purchase.

            NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE 1

                          THE MERGER AND STOCK PURCHASE

      1.1 The Merger.

      Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Edify shall merge with Merger Sub, with Edify being the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION") in the Merger. Upon consummation of the Merger, the corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation, and a wholly owned subsidiary of Purchaser.

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      1.2 Effective Time.

      The Merger shall become effective on the Closing Date (as defined in Article 2), upon the filing of a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger). The term "EFFECTIVE TIME" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

      1.3 Effects of the Merger.

      At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

      1.4 Conversion of Edify Common Stock Merger Consideration.

            (a) At the Effective Time, all of the issued and outstanding shares of common stock, including, without limitation, any shares resulting from the exercise of stock options pursuant to Section 1.6 or otherwise, $.0001 par value per share, of Edify ("EDIFY COMMON STOCK") shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for an aggregate of $33,500,000.00 in cash (the "MERGER CONSIDERATION") Notwithstanding the foregoing, all Appraisal Shares (as defined in Section 1.14), in the event Appraisal Rights (as defined in Section 1.14) shall apply, shall not be so converted, and the portion of the consideration that would have been issued in the Merger to holders of such Appraisal Shares shall be retained by Purchaser. If by the Closing Date S1 and Edify have received neither the Required Consent (as defined in this Section 1.4) nor reasonably satisfactory documentation indicating that the Required Consent is not necessary, and unless the Required Consent has been constructively received, at the Closing Purchaser will (i) pay to S1 the mathematical difference between
(A) the Merger Consideration and (B) that amount reflected on Exhibit 1.4A attached hereto opposite the designation of the contract to which the applicable Required Consent relates (the "HOLDBACK AMOUNT") and (ii) pay the Holdback Amount to Wachovia Bank, National Association or other mutually agreed escrow agent (the "ESCROW AGENT") to disburse pursuant to the escrow agreement in the form attached hereto as Exhibit 1.4B (the "ESCROW AGREEMENT"). S1 and Edify will use commercially reasonable efforts to obtain on or before the Closing Date consent to assignment with respect to that contract described on Exhibit 1.4A attached hereto (collectively, the "REQUIRED CONSENT").

            (b) At the Effective Time, all of the shares of Edify Common Stock converted into the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and all of such certificates (each a "CERTIFICATE") previously representing such shares of Edify Common Stock shall thereafter represent the collective right to receive the Merger Consideration in accordance with the ownership interests represented by such Certificates.

            (c) At the Effective Time, all shares of Edify Common Stock that are owned by Edify as treasury stock shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

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      1.5 Conversion of Merger Sub Common Stock.

      Each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereupon constitute all of the issued and outstanding shares of the Surviving Corporation.

      1.6 Options.

      At the Effective Time, all options to purchase Edify Common Stock ("OPTIONS") granted under the Option Plans (as defined in Section 3.2(a)) or otherwise, which are outstanding and unexercised immediately prior thereto, whether or not vested, shall, by virtue of the Merger and without any further action on the part of Edify or the holder thereof, terminate, and the Option Plans shall terminate. None of the Option Plans will be continued and none of the Options will be assumed, or substituted for, in connection with the Merger. Promptly following the execution of this Agreement, Edify shall furnish a written notice to each optionee notifying them of their rights under the Option Plans. In the event that any of the Options are exercised for shares of Edify Common Stock prior to the Closing, such shares of Edify Common Stock shall be converted into and exchangeable for the pro rata portion of the Merger Consideration represented by such shares in accordance with Section 1.4.

      1.7 Certificate of Incorporation.

      Immediately following the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation.

      1.8 By-Laws.

      Immediately following the Effective Time, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation.

      1.9 Directors and Officers.

      At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

      1.10 Exchange of Certificates.

      At the Closing, Purchaser shall exchange Certificates for the Merger Consideration. Upon surrender of a Certificate to Purchaser, the holder of such Certificate shall be entitled to receive in exchange therefor a company check issued by Purchaser or a wire transfer in an amount equal to that which such holder shall have become entitled pursuant to the provisions of Article 1 hereof, and the Certificate so surrendered shall forthwith be canceled. On the Closing Date, Edify will provide Purchaser with a certificate setting forth the stockholders of Edify as of the Effective Time.

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      1.11 Consent and Waiver of Notice.

      By signing this Agreement, Edify Holding hereby waives notice of a meeting of stockholders of Edify and adopts and approves this Agreement and the transactions contemplated hereby.

      1.12 Stock Purchase.

      On the basis of the representations, warranties and agreements contained herein, subject to and immediately following the Effective Time and the distribution of the Merger Consideration by Edify Holding to S1, S1 will sell to Purchaser, and Purchaser will purchase from S1, all of the issued and outstanding shares of capital stock of Edify Holding, par value $0.001 per share, for an aggregate of $1.00 in cash. The parties acknowledge and agree that immediately following the Effective Time and prior to the consummation of the Stock Purchase, Edify Holding will distribute the Merger Consideration to S1.

      1.13 Edify Cash Balance.

      After the settlement of all intercompany activity between S1 and Edify for the period from October 1, 2005 through the Closing Date, the target Adjusted Working Capital (working capital excluding current deferred revenue) for Edify, Edify Holding and Subsidiaries will be $3,900,000 (the "CONTEMPLATED WORKING CAPITAL") on the Closing Date. (For the avoidance of doubt, settlement of all intercompany activity includes (i) to the extent Edify has a net receivable from S1 as of the Closing Date, the payment from S1 to Edify of such balance due, and
(ii) to the extent Edify has a net payable to S1 on the Closing Date, the foregiveness of such debt by S1). To the extent the actual Adjusted Working Capital on the Closing Date (the "ACTUAL WORKING CAPITAL") is less than the Contemplated Working Capital, S1 will pay Purchaser the difference within 60 days after the Closing Date. To the extent the Actual Working Capital exceeds the Contemplated Working Capital, Purchaser will pay S1 the difference within 60 days after the Closing Date. Purchaser will promptly (and, in any event, within 28 days after the Closing Date) determine the Actual Working Capital and will communicate such determination to S1, which shall promptly (and, in any event, within 14 days after S1's receipt of Purchaser's determination) communicate any proposed adjustments to Purchaser. If S1 and Purchaser are not able to agree on the Actual Working Capital within 60 days after the Closing Date, S1 and Purchaser shall select an independent accounting firm (the "FIRM") to determine the Actual Working Capital. Any such determination shall be final and binding on both S1 and Purchaser. Any difference between the Actual Working Capital, as determined by the Firm, and the Contemplated Working Capital shall be paid within 10 days after such determination. S1 and Purchaser shall pay in equal proportion the fees and expenses of the Firm in determining the Actual Working Capital.

      1.14 Appraisal Rights.

            The parties do not believe that any appraisal rights provided by the DGCL ("APPRAISAL RIGHTS") are or shall be available to the stockholders of Edify in connection with the Merger. However, if at any time following the date hereof a contrary conclusion is reached, the parties intend to fully comply with the provisions of the DGCL relating thereto with respect to any shares of Edify Common Stock which are not voted in favor of the Merger and with

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respect to which a demand for appraisal shall have been properly made in the manner provided by the DGCL ("APPRAISAL SHARES").

                                    ARTICLE 2

                                     CLOSING

      Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Washington D.C. time, at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C., as soon as reasonably practicable upon satisfaction or waiver of all conditions precedent specified under Article 8 hereof (except for those conditions which by their terms are to be satisfied at Closing), or on such other date, place and time as the parties may agree in writing (the "CLOSING DATE").

                                    ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF EDIFY, EDIFY HOLDING AND S1

      Edify, Edify Holding and S1, jointly and severally, hereby make the following representations and warranties to Purchaser and Merger Sub as set forth in this Article 3, subject to the exceptions disclosed in writing in the Edify Disclosure Schedule as of the date hereof, each of which is being relied upon by Purchaser and Merger Sub as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Edify, Edify Holding and S1 referenced below are collectively referred to herein as the "EDIFY DISCLOSURE SCHEDULE."

      3.1 Corporate Organization.

            (a) Edify is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Edify has the corporate power and authority to own, license or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries taken on as a whole. The copies of the Certificate of Incorporation and By-Laws of Edify which are attached at Section 3.1(a) of the Edify Disclosure Schedule are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

            (b) Other than (i) Edify EMEA Ltd., a company organized under the laws of England and Wales, and (ii) Edify Ireland Ltd., a company organized under the laws of Ireland (collectively, the "SUBSIDIARIES"), Edify does not own or control, directly or indirectly, or hold any rights to acquire, any interest in any other corporation, association or other business entity. The percentage of capital stock owned by Edify in each Subsidiary is as set forth at Section 3.1(b) of the Edify Disclosure Schedule. Each Subsidiary is organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted. Except for the Option Plans (as defined in Section 3.2(a)), there are no put rights,

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call rights, options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in the Subsidiaries outstanding.

      3.2 Capitalization.

            (a) As of the date hereof, the authorized capital stock of Edify consists of 85,000,000 shares of capital stock, 80,000,000 of such shares are designated as Edify Common Stock, 30,000,000 of which are outstanding, and 5,000,000 shares are designated as preferred stock, $.0001 par value per share, none of which are outstanding. As of the date hereof, 4,850,000 shares of Edify Common Stock are reserved for issuance to employees, directors and consultants under Edify's Nonqualified Stock Option Plan and 2000 Stock Option Plan (collectively, the "OPTION PLANS"). Of the 4,850,000 shares reserved for issuance under the Option Plans (a) options to purchase 644,140 shares of Edify Common Stock under the Option Plans are currently outstanding (the "EDIFY OPTIONS") and (b) no Edify Options have been exercised. Except for the outstanding shares of Edify Common Stock, there are no other shares of Edify's capital stock outstanding. All of the issued and outstanding shares of Edify Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and all of such shares are owned by Edify Holding (with respect to which S1 is the sole stockholder) free and clear of all liens, pledges, charges, claims, encumbrances, security interests, options, mortgages, rights of first refusal or similar restrictions.

            (b) The authorized capital stock of Edify EMEA Ltd. consists of one thousand (1,000) Ordinary Shares, par value (pound)1.00 per share. As of the date hereof, there are one hundred (100) shares of Edify EMEA Ltd. issued and outstanding and no shares of Edify EMEA Ltd. held in Edify EMEA Ltd.'s treasury. All of the issued and outstanding shares of Edify EMEA Ltd. have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and all of such shares are owned by Edify free and clear of all liens, pledges, charges, claims, encumbrances, security interests, options, mortgages, rights of first refusal or similar restrictions. Edify EMEA Ltd. does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Edify EMEA Ltd. or any other equity security of Edify EMEA Ltd.

            (c) The authorized capital stock of Edify Ireland Ltd. consists of 5,000,000 Ordinary Shares, par value (euro)1.00 per share. As of the date hereof, there is one (1) share of Edify Ireland Ltd. issued and outstanding and no shares of Edify Ireland Ltd. held in Edify Ireland Ltd.'s treasury. All of the issued and outstanding shares of Edify Ireland Ltd. have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and all of such shares are owned by Edify free and clear of all liens, pledges, charges, claims, encumbrances, security interests, options, mortgages, rights of first refusal or similar restrictions. Edify Ireland Ltd. does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Edify Ireland Ltd. or any other equity security of Edify Ireland Ltd.

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      3.3 Authority; No Violation.

            (a) Edify has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Edify. This Agreement has been duly and validly executed and delivered by Edify and, assuming due authorization, execution and delivery by Purchaser and Merger Sub of this Agreement, constitutes a valid and binding obligation of Edify, enforceable against Edify in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. All corporate and stockholder approvals of Edify which are necessary to consummate the transactions contemplated hereby have been obtained.

            (b) Except as set forth at Section 3.3(b) of the Edify Disclosure Schedule, none of the execution and delivery of this Agreement by Edify, the consummation by Edify of the transactions contemplated hereby, or compliance by Edify with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Edify or any of the Subsidiaries, or (ii) assuming that the consents and approvals referred to in
Section 3.4 hereof are duly obtained, (A) violate any Laws (as defined in Section 10.12) applicable to Edify, the Subsidiaries or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Edify or the Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Edify or the Subsidiaries is a party, or by which Edify, the Subsidiaries or any of their respective properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect (as defined in Section 10.12) on Edify and the Subsidiaries, taken as a whole or (C) violate, conflict with or result in a breach of, or subject Edify, Edify Holding or any Subsidiary to any payment, issuance of shares or other consideration under or in connection with the Option Plans or any agreement involving payments to an employee or other person except as set forth on Exhibit 7.14.

      3.4 Consents and Approvals.

            (a) Except for such filings, authorizations or approvals as may be set forth in Section 3.4(a) of the Edify Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "GOVERNMENTAL ENTITY"), or with any third party are necessary in connection with
(i) the execution and delivery by Edify of this Agreement, and (ii) the consummation by Edify of the Merger and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on Edify and the Subsidiaries, taken as a whole.

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            (b) Except as set forth in Section 3.4(b) of the Edify Disclosure
Schedule, the Edify Group has no knowledge of any reason why approval or effectiveness of any of the applications, notices, consents, approvals or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

      3.5 Financial Statements; Books and Records; Accounts Receivable.

      Attached at Section 3.5 of the Edify Disclosure Schedule are true, correct and complete copies of the unaudited financial statements prepared on a "carve out" basis of the Edify business unit (principally Edify Holding, Edify and the Subsidiaries) as of December 31, 2004 and the unaudited interim financial statements of the Edify business unit as of and for the nine months ended September 30, 2005. The financial statements referred to in this Section 3.5 (the "FINANCIAL STATEMENTS") fairly present the results of the operations and financial condition of Edify, Edify Holding and the Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; the Financial Statements comply in all material respects with applicable accounting requirements and have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Edify, Edify Holding and the Subsidiaries have been, and the books and records of Edify, Edify Holding and the Subsidiaries are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Except as set forth on Section 3.5 of the Edify Disclosure Schedule, the notes and accounts receivable of Edify, Edify Holding and the Subsidiaries, as set forth on the Financial Statements or arising since the date thereof, have arisen in the ordinary course of business consistent with past practice, and have arisen out of legal and bona fide licenses of products, performance of services and other business transactions in the ordinary course of business.

      3.6 Broker's Fees.

      None of Edify Holding, Edify or the Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

      3.7 Absence of Certain Changes or Events.

      Except as disclosed on Section 3.7 to the Edify Disclosure Schedule or in the financial statements referred to in Section 3.5 hereof, since September 30, 2005 (i) none of Edify, Edify Holding or any Subsidiary has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of its business consistent with its past practices, (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries, taken as a whole, and (iii) Edify, Edify Holding and the Subsidiaries have operated the business in the ordinary course consistent with its past practices.

      3.8 Legal Proceedings.

            (a) Except as disclosed on Section 3.8(a) to the Edify Disclosure Schedule, none of Edify, Edify Holding or any Subsidiary is a party to any, and since November 15, 2003

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none of S1, Edify Holding or Edify has received written notice of any pending or asserted legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations against Edify, Edify
Holding or any Subsidiary that would have or would reasonably be expected to have a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries taken as a whole. Except as disclosed in the Section 3.8(a) of the Edify Disclosure Schedule, to the knowledge of each individual set forth in Section 3.8(a) of the Edify Disclosure Schedule (collectively, the "EDIFY GROUP"), since November 15, 2003, none of S1, Edify, Edify Holding or any of the Subsidiaries has received oral notice of any pending or asserted legal, administrative, arbitration or other claims, actions or governmental or regulatory investigations against Edify, Edify Holding or any Subsidiary that would have or would reasonably be expected to have a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries taken as a whole.

            (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Edify, Edify Holding or the assets or Subsidiaries of Edify or Edify Holding.

      3.9 Taxes and Tax Returns.

            (a) For any taxable year which includes November 10, 1999, and any subsequent taxable year, all federal, state, local or foreign income Taxes of any group of which Edify, Edify Holding or the Subsidiaries have been included or that are determined on a combined, unitary, or consolidated Tax Return (the "S1 GROUP") for any taxable year, and all other Taxes of Edify, Edify Holding and the Subsidiaries relating to their income, business, or assets, including income taxes determined on a separate Tax Return, without regard to whether such Taxes were disputed or whether or not shown on any Tax Return, have in all material respects been timely paid.

            (b) For any taxable year which includes November 10, 1999, and any subsequent taxable year, Edify, Edify Holding and the Subsidiaries have filed (or there have been filed on their behalf) all separate Tax Returns that are required to have been filed separately with respect to the income, business, or assets of Edify, Edify Holding and the Subsidiaries, and all consolidated, combined, or unitary Tax Returns have been filed for the S1 Group. All such Tax Returns were accurate and complete in all material respects. Except as described in Section 3.9(b) of the Edify Disclosure Schedule, none of the S1 Group, Edify, Edify Holding or the Subsidiaries is the beneficiary of any extension of time within which to file any combined, unitary or consolidated Tax Return or any separate Tax Return, respectively.

            (c) Except as described in Section 3.9(c) of the Edify Disclosure Schedule, there is no dispute or claim concerning any liability for Taxes of or with respect to Edify, Edify Holding or the Subsidiaries either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which Edify has knowledge based upon personal contact with any agent of such Taxing Authority. There is no dispute or claim concerning any liability for Taxes of the S1 Group reported on a combined, unitary, or consolidated Tax Return either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which S1 or any of its subsidiaries has knowledge based upon personal contact with any agent of such Taxing Authority.

            (d) None of Edify, Edify Holding or the Subsidiaries has received notice of a claim by a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that it

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is or may be subject to Tax by that jurisdiction and to the knowledge of the
Edify Group, there is no such claim outstanding or pending.

            (e) Neither the S1 Group, with respect to Taxes reported on a combined, unitary, or consolidated Tax Return, nor Edify, Edify Holding or the Subsidiaries, with respect to other Taxes, has given, nor is Edify, Edify Holding or the Subsidiaries subject to, any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. To the knowledge of the Edify Group, there are no security interests on any of the assets of Edify, Edify Holding or the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Taxes not yet due and payable.

            (f) Except as described in Section 3.9(f) of the Edify Disclosure Schedule, no audits or administrative or judicial proceedings are pending or being conducted, or to the knowledge of the Edify Group, are threatened with respect to the Taxes of the Edify Group, or the Taxes of the S1 Group determined on a combined, unitary, or consolidated Tax Return.

            (g) Except as described in Section 3.9(g) of the Edify Disclosure Schedule, none of Edify, Edify Holding or any of the Subsidiaries is liable for the Taxes of another person or entity (i) under Section 1.1502-6 of the Treasury Regulations (or comparable provisions of state, local, or foreign law), (ii) as a transferee or successor, or (iii) by contract or indemnity. Except as described in Section 3.9(g) of the Edify Disclosure Schedule, none of Edify, Edify Holding or any of the Subsidiaries is a party to any tax sharing agreement.

            (h) None of Edify, Edify Holding or the Subsidiaries has made any payments, nor is Edify, Edify Holding or the Subsidiaries obligated to make any payments or is a party to any agreement that in connection with the transactions contemplated by this Agreement (either alone or in conjunction with any additional or subsequent event or events) could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

            (i) Edify, Edify Holding and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (j) None of Edify, Edify Holding or any of the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the U.S. Internal Revenue Code (the "CODE") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (k) The unpaid Taxes of Edify, Edify Holding and the Subsidiaries did not, as of the date of the most recent Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Financial Statements (without reference to any notes thereto) in accordance with GAAP.

            (l) S1, Edify, Edify Holding and the Subsidiaries have disclosed on their federal income Tax Returns filed for any taxable year that includes November 10, 1999, and any subsequent taxable years, all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code.

            (m) No member of the S1 Group has undertaken or participated in any listed transaction (or transaction substantially similar thereto) or other reportable transaction described in Treasury Regulation Section 1.6011-4, or any comparable provision of applicable State Tax laws.

            (n) None of Edify Holding, Edify or any of the Subsidiaries has distributed stock of another entity or had its stock distributed by another entity in a transaction that was intended to be governed in whole or in part by
Section 355 of the Code.

            (o) Except as described in Section 3.9(o) of the Edify Disclosure Schedule, none of Edify, Edify Holding or any of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return other than the S1 Group.

            (p) For any taxable year which includes November 10, 1999, and for all subsequent taxable years, the S1 Group (as herein defined) has included Edify, Edify Holding and their U.S. Subsidiaries through and including the Closing Date, and since Edify has been a member of such group, such group has not undergone an ownership change under Section 382 of the Code. The term "S1 GROUP" shall mean a "selling consolidated group" (as defined in Treasury Regulation 1.338(h)(10)-1(b)) of which Edify and Edify Holding are "consolidated targets" (as defined in Treasury Regulation Section 1.338(h)(10)-1(b)).

For purposes of this Agreement:

            "TAX" or "TAXES" means (a) any tax (including any income, capital gains, value-added, sales, property, withholding, social security (or similar), unemployment, profits, secondary, capital duties, franchise, use, employment, payroll, transfer, occupation, severance, production, excise, gross receipts, stamp, premium, customs, duties, capital stock, windfall profit, environmental, disability, registration, alternative or add on minimum, estimated or other taxes), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax, together with any interest in respect of such penalties, additions or additional amounts) imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (b) any Tax of any other person for which liability is imposed pursuant to Section 1.1502-6 or Section 1.1502-78(b)(2) of the Treasury Regulations (or any similar provision under any applicable foreign, state or local law); and any and all Taxes of any persons (other than Edify, Edify Holding and the Subsidiaries) imposed on Edify, Edify Holding and the Subsidiaries as a transferee or successor by contract or pursuant to any law, rule or regulations which Taxes relate to an event or transaction occurring on or before the Closing.

            "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

            "TAXING AUTHORITY" means any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      3.10 Employees and Employee Plans.

            (a) Set forth in Section 3.10(a) of the Edify Disclosure Schedule is a list of all employees of Edify, Edify Holding and the Subsidiaries by name of employee, identity of employer, position or job title, compensation (including most recent bonus), material employee benefits, date of hire, seniority or service credit date (if different), and status (i.e. whether active or on leave of absence). All the employees employed in connection with the business of Edify, Edify Holding and the Subsidiaries are employed by Edify or one of the Subsidiaries. Edify has made available to Purchaser copies of all agreements and other documents listed in Section 3.10 (b) - (c), of the Edify Disclosure Schedule and, to the knowledge of the Edify Group, such are complete copies thereof (including exhibits and schedules) in the possession of S1, Edify, Edify Holding and the Subsidiaries.

            (b) (i) None of Edify, Edify Holding or the Subsidiaries is a party to, bound by, or negotiating any agreement, contract, arrangement or commitment with any labor union or other representative of employees (including any collective bargaining agreement), and to the knowledge of S1, Edify, Edify Holding or any of the Subsidiaries, there is no union representation question or certification petition pending before any Governmental Authority.

                  (ii) To the knowledge of S1, Edify Holding, Edify or any of the Subsidiaries, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened, and there are no existing or threatened strikes, work stoppages or slowdowns involving employees of Edify, Edify Holding or any of the Subsidiaries.

                  (iii) Except as set forth in Section 3.10(b)(iii) of the Edify Disclosure Schedule, none of Edify, Edify Holding or the Subsidiaries is a party to or bound by any written or oral agreement, contract, arrangement or commitment with any present or former employee or consultant for the employment of any person or to provide consulting or personal services.

                  (iv) Except as set forth in Section 3.10(b)(iv) of the Edify Disclosure Schedule, Edify, Edify Holding and each of the Subsidiaries have timely paid or properly accrued for in the Financial Statements all wages, salaries, commissions, bonuses, severance pay, vacation, sick or other paid leave benefits, other benefits and any other compensation or remuneration to employees for or on account of employment.

                  (v) Except as set forth in Section 3.10(b)(v) of the Edify Disclosure Schedule, to the knowledge of the Edify Group, there are no pending, and none of S1, Edify Holding, Edify or any of the Subsidiaries has any notice of any threatened, investigations, charges, complaints, actions, suits or judicial, administrative or arbitral proceedings of any kind and in any forum by or on behalf of any present or former employee of Edify, Edify Holding or any of the Subsidiaries, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation by Edify, Edify Holding or any of the Subsidiaries of, statutory or common laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information.

                  (vi) Except as set forth in Section 3.10(b)(vi) of the Edify Disclosure Schedule, none of S1, Edify, Edify Holding or the Subsidiaries is a party to, or otherwise bound by, any settlement, consent decree, order or injunction with respect to any employees of Edify Holding, Edify or the Subsidiaries, the terms and conditions of employment of any such employees or the working conditions of any such employees.

                  (vii) Edify, Edify Holding and each of the Subsidiaries are in compliance with all statutory and common laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information.

                  (viii) Except as set forth in Section 3.10(b)(viii) of the Edify Disclosure Schedule, no vacation or other paid leave, severance payment, stay-on or incentive payment, change-in-control or similar obligation will be owed by Edify, Edify Holding or any of the Subsidiaries to any director, officer, employee or other person in connection with the transaction contemplated by this Agreement in the event of a subsequent termination of employment or service in connection with the transaction contemplated by this Agreement.

                  (ix) None of Edify, Edify Holding or the Subsidiaries has had a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act ("WARN") within the last four years and, with respect to any such "plant closing" or "mass layoff," Edify, Edify Holding and each of the Subsidiaries have complied with all of the requirements of WARN.

                  (x) Except as set forth in Section 3.10(b)(x) of the Edify Disclosure Schedule, none of Edify, Edify Holding or the Subsidiaries is required to have, or otherwise has, an affirmative action plan or file EEO-1's.

                  (xi) Except as set forth in Section 3.10(b)(xi) of the Edify Disclosure Schedule, no employee, former employee or person claiming to have been or be an employee of Edify, Edify Holding or any of the Subsidiaries has the right to be recalled, reinstated, or restored to employment.

                  (xii) Except as set forth in Section 3.10(b)(xii) of the Edify Disclosure Schedule, there are no pending or, to the knowledge of S1, Edify Holding, Edify, or the Subsidiaries, threatened, actions, suits or judicial, administrative or arbitral proceedings of any kind and in any forum to which any current or former director, officer, employee or agent of Edify, Edify Holding or any of the Subsidiaries is or may be entitled to claim indemnification.

                  (xiii) Edify, Edify Holding and each of the Subsidiaries have complied with the Older Workers' Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by any of them in the last 300 days.

            (c) Section 3.10(c) of the Edify Disclosure Schedule sets forth a complete list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each material other plan, arrangement or agreement providing benefits that is maintained, administered or contributed to by Edify, Edify Holding or any of its ERISA Affiliates or under which Edify, Edify Holding or any of its ERISA Affiliates has an obligation to make contributions (collectively, the "BENEFIT PLANS"). The Benefit Plans that cover current or former employees of Edify, Edify Holding and the Subsidiaries are identified in Section 3.10(c) of the Edify Disclosure Schedule (collectively, the "EDIFY PLANS"). For purposes of this Section 3.10, "ERISA AFFILIATE" of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA on or after November 10, 1999. With respect to each Edify Plan, S1 and Edify have furnished or otherwise made available for Purchaser's review true and complete copies of (i) all written documents comprising such plan, (ii) the most recent annual return in the Federal Form 5500 series (including schedules), (iii) the most recent audited financial statement and accountant's report (where applicable), (iv) the summary plan description currently in effect and all material modifications thereto, (v) for each such plan which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service (the "IRS") for such plan, (vi) any employee handbook which includes a description of such plan, (vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials being furnished, and (viii) a description of any such plan that is not in written form. Except as set forth in Section 3.10(c) of the Edify Disclosure Schedule in a manner that identifies the specific plan sponsored by Edify, Edify Holding or any Subsidiary, on the one hand, or S1, on the other, none of Edify, Edify Holding or any of the Subsidiaries sponsor any employee benefit plan, program or arrangement other than the Option Plans (as defined in Section 3.2(a) of this Agreement).

            (d) Edify, Edify Holding and its ERISA Affiliates have performed all of their material obligations under all the Benefit Plans since November 10, 1999. Edify has no liability in any material amount to the IRS, the U.S. Pension Benefit Guaranty Corporation or to any other governmental or quasi-governmental agency or authority with respect to any Benefit Plan. No Benefit Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. None of Edify, Edify Holding or any of its ERISA Affiliates has, at any time since November 10, 1999, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of Edify, Edify Holding or any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. "WITHDRAWAL LIABILITY" means liability to a Multiple Employer Plan or a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiple Employer Plan or Multiemployer Plan. "MULTIEMPLOYER PLAN" means any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

            (e) (i) Except as set forth at Section 3.10(e)(i) of the Edify Disclosure Schedule, each of the Edify Plans has been operated and administered in all material respects in compliance with applicable Laws since November 10, 1999, (ii) except as set forth at Section 3.10(e)(ii) of the Edify Disclosure Schedule, each Edify Plan that is intended to be "qualified" within the meaning of Section 401 of the Code is so qualified, (iii) except as set forth at Section 3.10(e)(iii) of the Edify Disclosure Schedule, no Edify Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Edify, Edify Holding or the Subsidiaries beyond their retirement or other termination of service, other than (a) coverage mandated by applicable Law, (b) death benefits or retirement benefits under an Edify Plan that also provides post-retirement income, annuity or pension benefits, (c) deferred compensation benefits under an Edify Plan that are accrued as Liabilities in the Financial Statements in accordance with GAAP,
(d) benefits the full cost of which is borne by the current or former employee (or his beneficiary), or (e) severance benefits as set forth on Schedule 3.10(e)(iii) of the Edify Disclosure Schedule, (iv) all contributions or other amounts payable by Edify, Edify Holding and the Subsidiaries with respect to each Edify Plan and all other Liabilities of Edify, Edify Holding and the Subsidiaries with respect to each Edify Plan, as to current or prior plan years ending after November 10, 1999 have been paid or accrued in the Financial Statements in accordance with GAAP, (v) none of Edify, Edify Holding or the Subsidiaries have engaged in a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code in connection with which Edify, Edify Holding or any of the Subsidiaries could be subject to either any material excise tax or civil penalty assessed pursuant to ERISA or the Code, (vi) except as set forth at Section 3.10(e)(vi) of the Edify Disclosure Schedule, to the knowledge of S1, Edify, Edify Holding or any of the Subsidiaries, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Edify Plans or any trusts related thereto, and (vii) no Edify Plan, either individually or collectively, provides for any material payment by Edify, Edify Holding or any of the Subsidiaries that would not be deductible for U.S. federal income tax purposes pursuant to Sections 162(a)(1), 162(m) or 404 of the Code.

            (f) No Edify Plan is an unfunded plan of deferred compensation.

      3.11 Certain Contracts.

            (a) Except as set forth at Section 3.11(a) of the Edify Disclosure Schedule, to the knowledge of the Edify Group, none of Edify, Edify Holding or the Subsidiaries is a party to or bound by any written or oral:

                  (i) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $100,000 annually or more;

                  (ii) conditional sale agreement under which Edify, Edify Holding or any of the Subsidiaries is either the seller or the purchaser;

                  (iii) other than with S1 (and which will be terminated at or prior to the Closing), any note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                  (iv) agreement, contract or commitment materially limiting or restraining Edify, Edify Holding or any of the Subsidiaries from engaging or competing in any aspect of the business or granting any exclusive distribution rights;

                  (v) agreement, contract, or commitment relating to the disposition or acquisition by Edify, Edify Holding of any of the Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Edify, Edify Holding or any of the Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise that is material to the business of Edify, Edify Holding or any of the Subsidiaries as currently conducted;

                  (vi) contracts that could reasonably be construed to constitute an assignment of ownership or the grant of an exclusive license to any Intellectual Property by S1 and/or any of its Affiliates, on the one hand, and Edify, Edify Holding and/or any of the Subsidiaries, on the other hand; or

                  (vii) contracts or agreements that include obligations to provide professional services entered into subsequent to April 1, 2005 by Edify, Edify Holding or any Subsidiary or under which, as of September 30, 2005, Edify, Edify Holding or any Subsidiary had ongoing professional services projects and which include a provision for liquidated damages.

            (b) Section 3.11(b) of the Edify Disclosure Schedule sets forth under the captions "Suppliers," "Business IP Suppliers," "Customers" and "Distributors":

                  (i) all persons (exclusive of any employees of Edify, Edify Holding and the Subsidiaries) that supply, sell, license, assign or develop Third Party Intellectual Property Rights (as herein defined) subsisting in Edify's, Edify Holding's or any of the Subsidiaries' current Products ("SUPPLIERS");

                  (ii) all persons (exclusive of any employees of Edify, Edify Holding and the Subsidiaries) that supply, sell or license or develop applications of, Intellectual Property other than Third Party Intellectual Property Rights ("BUSINESS IP SUPPLIERS") used in and material to Edify's, Edify Holding's or any of the Subsidiaries' businesses as currently conducted;

                  (iii) the 30 customers from which Edify, Edify Holding and the Subsidiaries derived their greatest revenues during the 30-month period ended June 30, 2005 (the "PRINCIPAL CUSTOMERS"); and

                  (iv) all value-added resellers or other distributors of Edify, Edify Holding or any of the Subsidiaries that are material to the current business of Edify, Edify Holding or any of the Subsidiaries (the
"DISTRIBUTORS").

            For purposes of this Agreement, "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" means Intellectual Property owned, licensed or otherwise held by a third party under which Edify, Edify Holding or any of the Subsidiaries is authorized, pursuant to a written agreement between the third party and Edify, Edify Holding or any of the Subsidiaries, to purchase or otherwise exploit such third party Intellectual Property in conjunction with the use, sale, license or distribution of Software subsisting in the currently available Products as of the date of this Agreement.

            (c) To the knowledge of the Edify Group, Section 3.11(c) sets forth, under the captions "Supplier Contracts," "Business IP Supplier Contracts," "Customer Contracts," Distributor Contracts" and "Other Supplier Agreements," all contracts, (including all amendments, modifications and extensions thereto but excluding ancillary documents such as purchase orders and work orders), currently in effect in whole or in part with all Suppliers ("SUPPLIER CONTRACTS"), Business IP Suppliers ("BUSINESS IP SUPPLIER CONTRACTS"), Principal Customers ("PRINCIPAL CUSTOMER CONTRACTS") and Distributors ("DISTRIBUTOR CONTRACTS") and all agreements described in Section 3.11(a) hereof ("OTHER AGREEMENTS") (such Supplier Contracts, Business IP Supplier Contracts, Principal Customer Contracts, Distributor Contracts and Other Agreements being herein collectively called the "EDIFY CONTRACTS")

            (d) Section 3.11(d) of the Edify Disclosure Schedule sets forth a list of all acquisition agreements to which either Edify, Edify Holding or any of the Subsidiaries has been a party since November 10, 1999.

            (e) Section 3.11(e) of the Edify Disclosure Schedule sets forth a list of all current contracts under which a customer or reseller has a right to purchase software licenses for a fixed price (excluding pre-established discount schedules for resellers) during a specified term (e.g., on a per CPU, per server, per port or per seat basis). None of S1, Edify, Edify Holding or any of the Subsidiaries is aware of any enterprise or site licenses currently in effect except as set forth in Section 3.11(e) of the Edify Disclosure Schedule. For purposes of this Agreement, an "enterprise license" is a company-wide or enterprise-wide software license to purchase for a fixed price software to be deployed, during a specified term, for an unlimited number of CPUs, servers, ports or seats. For purposes of this Section Agreement, a "site license" is a license for a specific location to purchase for a fixed price software to be deployed, during a specified term, for an unlimited number of CPUs, servers, ports or seats.

            (f) Except as set forth in Section 3.11(f) of the Edify Disclosure Schedule, none of Edify, Edify Holding or any of the Subsidiaries has received
(i) written notice (or, to the knowledge of the Edify Group, oral notice) from any of the Principal Customers or Distributors of their intention to reduce future purchases of goods or services from Edify, Edify Holding and the Subsidiaries, or (ii) written notice (or, to the knowledge of the Edify Group, oral notice) from any of their suppliers of their intention to cease supplying any of the products, software or services used in any of the products or services sold, licensed or otherwise provided by Edify, Edify Holding or any of the Subsidiaries or to offer terms materially less favorable than those currently in effect under the existing supply contracts.

            (g) Edify and Edify Holding have made available to Purchaser all Edify Contracts and, to the knowledge of the Edify Group, such are complete copies of the Edify Contracts (including exhibits and schedules) in the possession of Edify, Edify Holding and the Subsidiaries.

            (h) Each Edify Contract is valid and binding and in full force and effect as to the obligations of Edify (or Edify Holding or the Subsidiaries, as the case may be) thereunder, and, to the knowledge of S1, Edify, Edify Holding or any of the Subsidiaries is valid and binding and in full force and effect as to the obligations by the third parties thereto. Edify (or Edify Holding or the Subsidiaries, as the case may be) has, and to the knowledge of S1, Edify, Edify Holding or any of the Subsidiaries each third party has, in all material respects, performed all obligations required to be performed by it to date under each Edify Contract. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Edify, Edify Holding or any of the Subsidiaries under any such Edify Contract or, to the knowledge of S1, Edify, Edify Holding or any of the Subsidiaries any third party thereto.

            (i) Section 3.11(i) of the Edify Disclosure Schedule sets forth a list of all directly or indirectly, wholly or partially owned current subsidiaries of Edify. Except as set forth in Section 3.11(i) of the Edify Disclosure Schedule, Edify has no outstanding liability with respect to any former subsidiary. The sale, dissolution, liquidation or merger of the former subsidiaries did not result in the transfer of any asset or right necessary to conduct the business of Edify, Edify Holding and the Subsidiaries as presently conducted.

      3.12 Intercompany Transactions.

      Section 3.12 of the Edify Disclosure Schedule sets forth all active intercompany agreements and arrangements, whether written or oral (including without limitation tax sharing agreements, voting agreements, leases, subleases, licenses, assignments and services agreements) between Edify, Edify Holding or any Subsidiary, on the one hand, and S1 or any Affiliate of S1 (other than Edify, Edify Holding or any Subsidiary), on the other hand, entered into or arising after November 10, 1999 and in effect as of the Closing Date.

      3.13 Environmental Matters.

      To the knowledge of the Edify Group, Edify, Edify Holding and the Subsidiaries are in compliance in all material respects, with all applicable, foreign, federal, state and local laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials ("ENVIRONMENTAL LAW").

      3.14 Properties and Assets.

      None of Edify, Edify Holding or any of the Subsidiaries owns any real property. Section 3.14 of the Edify Disclosure Schedule lists (i) each real property lease, sublease or installment purchase arrangement to which Edify, Edify Holding or any Subsidiary is a party; (ii) all items of tangible personal property and equipment owned by Edify, Edify Holding or any Subsidiary with a book value of $100,000 or more or having any annual lease payment of $100,000 or more; and (iii) those computer servers described on Section 3.14 of the Edify Disclosure Schedule. Except for (a) liens, claims, charges and other encumbrances reflected in the Financial Statements referred to in Section 3.5 hereof, (b) exceptions to title that do not materially interfere with Edify's, Edify Holding's or any Subsidiary's use and enjoyment of leased real property,
(c) contractual and/or statutory landlord's liens and liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the Financial Statements), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices, and (e) items listed in Section 3.14 of the Edify Disclosure Schedule, Edify, Edify Holding and the Subsidiaries have good and marketable title to all of their properties and assets, reflected in the Financial Statements, free and clear of all liens, claims, charges and other encumbrances. Edify, Edify Holding and the Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them for the purposes for which they are currently being used, and there has not occurred under any such lease any material breach, violation or default by Edify, Edify Holding or any Subsidiary, and none of Edify, Edify Holding or any Subsidiary has experienced any material uninsured damage or destruction with respect to such properties except as disclosed in Section 3.14 of the Edify Disclosure Schedule. All properties and assets used by Edify, Edify Holding or any Subsidiary are in good operating condition and repair (subject to ordinary wear and tear). Edify, Edify Holding and the Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessee, and all leases to which Edify, Edify Holding or any Subsidiary is a party are valid and binding obligations of Edify, Edify Holding or such Subsidiary, and (to the knowledge of S1, Edify, Edify Holding and the Subsidiaries) with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. None of Edify, Edify Holding or any Subsidiary is in default with respect to any such lease, and there has occurred no default by Edify, Edify Holding or any Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material breach, violation or default under any such lease. To the knowledge of the Edify Group, there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Edify, Edify Holding or any Subsidiary of any of the property owned, leased, or occupied by it. None of Edify, Edify Holding nor the Subsidiaries has received any written (or to the knowledge of the Edify Group, oral) notice alleging that it is in default or asserting that it is violating any applicable Law pertaining to the leases. To the knowledge of the Edify Group, each of the subleases to which Edify, Edify Holding or the Subsidiaries are a party as sublessor is in full force and effect and has received all necessary approvals from the master landlords. None of Edify, Edify Holding or any Subsidiary is in default under any sublease, nor to S1's, Edify's, Edify Holding's or any of the Subsidiaries' knowledge, is any sublessee in default under any such subleases, and none of Edify, Edify Holding or any of the Subsidiaries know of any act, omission, condition or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such subleases.

      3.15 Insurance.

      Section 3.15 of the Edify Disclosure Schedule contains a true, correct and complete list of all insurance policies maintained by Edify, Edify Holding or any Subsidiary, and all such insurance policies are in full force and effect and have been in full force and effect since the respective dates each such policy were first obtained. As of the date hereof, none of Edify, Edify Holding nor any Subsidiary has received any written notice of cancellation or amendment of any such policy or that it is in default under any such policy, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

      3.16 Compliance with Applicable Laws.

      To the knowledge of the Edify Group, Edify, Edify Holding and the Subsidiaries are as of the date of this Agreement compliant in all material respects with all Laws applicable to them or to the operation of their businesses, properties or assets, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries, taken as a whole.

      3.17 Intellectual Property.

            (a) (i) Except, in each case, as set forth in Section 3.17(a)(i) of the Edify Disclosure Schedule, Edify, Edify Holding and/or the Subsidiaries own or are licensed to use or otherwise possess valid and enforceable rights in Intellectual Property and Software sufficient to conduct business in a manner consistent with the day to day pre-Closing operations and/or normal course of business of Edify, Edify Holding and the Subsidiaries.

                (ii) Except, in each case, as set forth in Section 3.17(a)(ii) of the Edify Disclosure Schedule, Edify, Edify Holding and the Subsidiaries own or are licensed to use or otherwise possess valid and enforceable rights in and to any Intellectual Property subsisting in any Software other than Products, that are used by Edify, Edify Holding or any of the Subsidiaries in its normal course of business and any other Intellectual Property, not associated with Products, used by Edify, Edify Holding or any of the Subsidiaries in its normal course of business. The Intellectual Property owned by or licensed to Edify, Edify Holding or any of the Subsidiaries set forth in the foregoing two sentences of Section 3.17(a)(i) or (ii) shall collectively be referred to as "Edify Intellectual Property".

                (iii) "Intellectual Property" means patents, trademarks, trade names, service marks, copyrights and any applications or registrations therefor, and trade secrets, embodied in or otherwise necessary to make, use, sell, license, import or distribute, any Software free and clear of any liens.

      "Software" means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations in digital form, including any and all data and collections of data in digital form, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

      "Products" means all Software products currently offered under licensing arrangements or otherwise made available for distribution by Edify, as set forth in Section 3.17(a)(iii) of the Edify Disclosure Schedule.

            (b) Section 3.17(b)(i) of the Edify Disclosure Schedule lists all patents, patent applications, registered and material unregistered trademarks, trade names, service marks, and registered copyrights, and any applications for registration of any of the foregoing, owned by Edify, Edify Holding or any of the Subsidiaries, including the jurisdictions in which each such item of Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, the status (e.g., pending, issued, abandoned) for each, and the particular entity (Edify, Edify Holding or the particular Subsidiary) having title to each. To the knowledge of the Edify Group, Section 3.17(b)(ii) of the Edify Disclosure Schedule sets forth licenses, sublicenses and other agreements, other than non-exclusive licenses and sublicenses associated with Edify's, Edify Holding's or any Subsidiary's sale or distribution of Products in the normal course of business, pursuant to which any third party is authorized to use, other than pursuant to an escrow agreement or arrangement to develop software for Edify, Edify Holdings or any Subsidiary, any source code included in the Products.

            (c) Except as set forth in Section 3.17(c) of the Edify Disclosure Schedule, to the knowledge of S1, Edify, Edify Holding or any of the Subsidiaries there is not and has not been, since November 10, 1999, any unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Edify, Edify Holding or any of the Subsidiaries or of any third party Intellectual Property right by Edify, Edify Holding or any of the Subsidiaries or through the usual and customary use of the Products or other Software distributed to customers of Edify. Section 3.17(c) of the Edify Disclosure Schedule identifies (i) all written claims which have been made, since November 15, 2003 based upon the information known to any of S1, Edify Holding, Edify, or any of the Subsidiaries, with respect to infringement, of a third party Intellectual Property right and (ii) all letters, correspondence or other documents received, to the knowledge of the Edify Group, since November 15, 2003 asserting or suggesting Edify, Edify Holding or any of the Subsidiaries should license rights under a patent or patents or indemnify a customer with respect to a patent or patents.

            (d) The Software included as any part of the Products was either (i) developed by employees of Edify, Edify Holding or the Subsidiaries within the scope of their employment; (ii) developed by independent contractors or consultants who have assigned their rights to Edify, Edify Holding or any of the Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by Edify, Edify Holding or the Subsidiaries from a third party pursuant to a written agreement.

            (e) Except as set forth in Section 3.17(e) of the Edify Disclosure Schedule, neither S1 nor any of its Affiliates, except for Edify, Edify Holding and the Subsidiaries, has any claim, right (whether or not currently exercisable) or interest to or in any Edify Intellectual Property.

            (f) None of S1, Edify Holding or Edify has received any written notice of any interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or threatened, in which the scope, validity or enforceability of any Edify patents is being, or has been, contested or challenged. No member of the Edify Group has any knowledge that any Edify patent is invalid or unenforceable.

            (g) To the knowledge of the Edify Group, the Software included as any part of the Products is free of any "back door," "drop dead device," "time bomb," "Trojan horse." "virus" or "worm" (as such terms are commonly understood in the software industry) or any functions inserted for the purpose of: (i) disrupting, disabling, harming or otherwise impeding any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent. Except as set forth in Section 3.17(g) of the Edify Disclosure Schedule, to the knowledge of the Edify Group, none of the Software included as any of the Products or any Edify Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (w) requires the distribution or making available of the source code for the Software; (x) prohibits or limits Edify, Edify Holding or any of the Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Software (any such open source or other type of license agreement or distribution model described in clauses (w) or (x) above, a "LIMITED LICENSE"). By way of clarification, but not limitation, the term Limited License shall include: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License, (E) the Sun Community Source License (SCSL); and (F) the Sun Industry Standards License (SISL). To the knowledge of the Edify Group, none of Edify, Edify Holding or any of the Subsidiaries is or was required to grant or offer to any other person any license or right to any Edify Intellectual Property by reason of being a member or promoter of, or a contributor to, any indicating standards body or similar arrangements.

      3.18 Internal Controls.

      To the knowledge of the Edify Group, Edify and Edify Holding have participated in S1's framework for providing disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT")) in a manner that could be reasonably expected to ensure that material information relating to Edify, Edify Holding and the Subsidiaries is made known to S1 to allow timely decisions regarding disclosure required by the Exchange Act and for S1 to disclose to its auditors and audit committee (i) any significant deficiencies in the design or operation of S1's internal controls at the Edify level which could adversely affect in any material respect S1's ability to record, process, summarize and report financial data and disclose to its auditors any material weaknesses in S1's internal controls as such relate to Edify and (ii) any fraud, whether or not material, that involves any member of the Edify Group who has a significant role in its internal controls.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF S1 AND EDIFY HOLDING

      S1 and Edify Holding hereby make the following representations and warranties to Purchaser and Merger Sub as set forth in this Article 4, subject to the exceptions disclosed in writing in the Edify Disclosure Schedule as of the date hereof, each of which is being relied upon by Purchaser and Merger Sub as a material inducement to enter into and perform this Agreement.

      4.1 Corporate Organization.

            (a) S1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. S1 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary.

            (b) Edify Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Edify Holding has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The copies of the Certificate of Incorporation and By-Laws of Edify Holding which are attached at Section 4.1(b) of the Edify Disclosure Schedule are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

      4.2 Authority; No Violation.

            (a) S1 has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of S1 and no other corporate proceedings on the part of S1 are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by S1 and, assuming due authorization, execution and delivery by Purchaser and Merger Sub of this Agreement, constitutes a valid and binding obligation of S1, enforceable against S1 in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Except as set forth in Section 4.2(b) of the Edify Disclosure Schedule, none of the execution and delivery of this Agreement by S1, the consummation by S1 of the transactions contemplated hereby, or compliance by S1 with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of S1, or (ii) assuming that the consents and approvals referred to in Section 4.3 hereof are duly obtained, (x) violate any Laws applicable to S1 or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of S1 under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which S1 is a party, or by which S1 or any of its respective properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on S1.

            (c) Edify Holding has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Edify Holding and no other corporate proceedings on the part of Edify Holding are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Edify Holding and, assuming due authorization, execution and delivery by Purchaser and Merger Sub of this Agreement, constitutes a valid and binding obligation of Edify Holding, enforceable against Edify Holding in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (d) None of the execution and delivery of this Agreement by Edify Holding, the consummation by Edify Holding of the transactions contemplated hereby, or compliance by Edify Holding with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Edify Holding, or (ii) assuming that the consents and approvals referred to in Section 4.3 hereof are duly obtained, (x) violate any Laws applicable to Edify Holding or any of its respective properties or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Edify Holding under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Edify Holding is a party, or by which Edify Holding or any of its respective properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on Edify Holding.

      4.3 Consents and Approvals.

            (a) Except for such filings, authorizations or approvals as may be set forth in Section 4.3(a) of the Edify Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (i) the execution and delivery by S1 or Edify Holding of this Agreement, and (ii) the consummation by S1 and Edify Holding of the Merger and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on S1 and its Subsidiaries, taken as a whole.

            (b) Except as set forth in Section 4.3(a) of the Edify Disclosure Schedule, neither S1 nor Edify Holding has knowledge of any reason why approval or effectiveness of any of the applications, notices, approvals or filings referred to in Section 4.3(a) cannot be obtained or granted on a timely basis.

      4.4 Brokers.

      Except for J.P. Morgan, none of S1, Edify Holding or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

      4.5 Capitalization.

      The authorized capital stock of Edify Holding consists of 10,000 shares of common stock of Edify Holding, par value $0.001 per share ("HOLDING COMMON STOCK"). As of the date hereof, there are 1,000 shares of Holding Common Stock issued and outstanding and no shares of Holding Common Stock held in Edify Holding's treasury. All of the issued and outstanding shares of Holding Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and all of such shares are owned by S1 free and clear of all liens, pledges, charges, claims, encumbrances, security interests, options, mortgages, rights of first refusal or similar restrictions. Edify Holding does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Holding Common Stock or any other equity security of Edify Holding.

      4.6 Vote Required.

      No vote of the holders of any class or series of any securities of S1 is required to approve and adopt this Agreement and approve the Merger.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby makes the following representations and warranties to Edify, Edify Holding and S1 as set forth in this Article 5, subject to the exceptions disclosed in writing in the

Purchaser Disclosure Schedule as of the date hereof, each of which is being relied upon by Edify, Edify Holding and S1 as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Purchaser referenced below or otherwise required of Purchaser pursuant to this Agreement are collectively referred to herein as the "PURCHASER DISCLOSURE SCHEDULE."

      5.1 Corporate Organization.

            (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Texas. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of Purchaser, copies of which have previously been provided to S1, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

            (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and Bylaws of Merger Sub, copies of which have previously been provided to S1, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Merger Sub is a newly formed corporation, formed for the purpose of effecting the Merger and has not conducted any prior business operations.

      5.2 Authority; No Violation.

            (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Edify, Edify Holding and S1) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

            (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. No other corporate proceedings on the part of Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by Edify, Edify Holding and S1) constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

            (c) None of the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby, or compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Purchaser, or (ii) (x) violate any Laws applicable to Purchaser or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on Purchaser.

            (d) None of the execution and delivery of this Agreement by Merger Sub, the consummation by Merger Sub of the transactions contemplated hereby, or compliance by Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) (x) violate any Laws applicable to Merger Sub or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Merger Sub is a party, or by which Merger Sub or any of its properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on Merger Sub.

      5.3 Consents and Approvals.

            (a) No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by Purchaser or Merger Sub of this Agreement, and
(ii) the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on Purchaser and Merger Sub.

            (b) Purchaser has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in
Section 5.3(a) cannot be obtained or granted on a timely basis.

      5.4 Financing.

      Purchaser has, and at the Closing Purchaser will have, sufficient funds in US Dollars available to consummate the transactions contemplated by this Agreement.

      5.5 Disclosure of Information.

      Each of Purchaser and Merger Sub is acquiring the Edify Common Stock and Purchaser is acquiring the Holding Common Stock (the Edify Common Stock and the Holding Common Stock being herein collectively called the "SHARES") solely for investment purposes, for its own account and not with a view towards any distribution that would violate the Securities Act of 1933, as amended (the "SECURITIES ACT"), or applicable state securities laws. Each of Purchaser and Merger Sub understands that the Shares have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act or any applicable state securities laws or unless an exemption from such registration becomes or is available.

      5.6 Investment Experience.

      Purchaser and Merger Sub acknowledge that the Shares are private, are not registered with the Securities and Exchange Commission or any other body and are subject to limitations imposed by Federal and State securities laws. Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Purchaser is able to bear the economic risk of an investment in the Shares, recognizes that there is a risk of loss of its investment and is able to afford a complete loss of such investment.

      5.7 Access to Information.

      Each of Purchaser and Merger Sub acknowledges that it has been provided with all information concerning Edify, Edify Holding and the Subsidiaries and their respective businesses that it has requested and determined to be relevant to its purchase of the Shares, has reviewed all such information that it deemed necessary or relevant in connection with such purchase of the Shares, and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of and to receive answers from, representatives of S1, Edify Holding and Edify concerning the terms and conditions of the sale of the Shares, the merits and risks of acquiring the Shares and the business, assets, liabilities, prospects and operations of Edify, Edify Holding and the Subsidiaries, and (ii) the opportunity to obtain such additional information which Edify or Edify Holding possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the transactions contemplated hereby.

      5.8 Knowledge of Purchaser and Merger Sub.

      Neither Purchaser nor Merger Sub is aware of any breach of any representation, warranty or covenant of S1, Edify Holding or Edify, or any facts or circumstances which (with or without notice or lapse or both) would cause any representation, warranty or covenant of S1, Edify Holding or Edify contained in this Agreement to be untrue or incorrect in any respect.

      5.9 Broker's Fees.

      Except for Raymond James, neither Purchaser nor Merger Sub, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      6.1 Covenants of Edify.

      During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, or except as set forth in Section 6.1 of the Edify Disclosure Schedule, Edify, Edify Holding and the Subsidiaries shall (and S1 shall cause Edify, Edify Holding and the Subsidiaries to) carry on their business in the ordinary course consistent with past practices. S1, Edify Holding and Edify will use their commercially reasonable efforts to (i) preserve the business organization of Edify, Edify Holding and the Subsidiaries intact, (ii) keep available the present services of the employees of Edify, Edify Holding and the Subsidiaries, (iii) preserve the goodwill of the customers of Edify, Edify Holding and the Subsidiaries and others with whom business relationships exist, (iv) promptly notify Purchaser of, and consult with and seek the counsel of Purchaser regarding, any claim, dispute, litigation or Intellectual Property infringement with respect to Edify, Edify Holding or any of the Subsidiaries and (v) consult with, and take into account the advice of, Purchaser before Edify or Edify Holding enters into, or materially amends, any material contract. Without limiting the generality of the foregoing, and except as set forth in the Edify Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Purchaser in writing, such consent not to be unreasonably withheld or delayed, Edify, Edify Holding and the Subsidiaries shall not, and S1 shall not permit Edify, Edify Holding or any Subsidiary to:

            (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

            (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock;

            (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares (other than shares of Edify Common Stock issued pursuant to the conversion of options issued under the Option Plans), or enter into any agreement with respect to any of the foregoing;

            (d) amend its Certificate of Incorporation, By-Laws or other similar governing documents;

            (e) authorize or permit any of S1's, Edify Holding's, Edify's or any Subsidiary's officers, directors, employees or agents to, directly or indirectly, solicit, initiate or knowingly encourage any inquiries relating to, or the making of any proposal for, hold substantive discussions or negotiations with, knowingly provide any information to, any person, entity or group (other than Purchaser) concerning any Acquisition Transaction (as defined below), or approve, endorse or recommend any such proposal or enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction. S1, Edify Holding and Edify will, as of the date hereof, cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Purchaser with respect to any of the foregoing. As used in this Agreement, "ACQUISITION TRANSACTION" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer, (ii) merger, consolidation or other business combination involving Edify or any Subsidiary, or (iii) other than through the Merger and the transactions contemplated or permitted by this Agreement, the acquisition in any manner of any equity interest in, or any portion of the assets of Edify or any Subsidiary;

            (f) make capital expenditures in excess of $100,000;

            (g) enter into any new line of business or, except in the ordinary course of business, (i) enter into any material contract (as defined in Item 601(b)(10) of Regulation S-K), or other contract requiring aggregate annual payments exceeding $100,000, or (ii) modify, amend, transfer or terminate any material contract to which Edify, Edify Holding or any Subsidiary is a party or waive, release, or assign any material rights thereunder;

            (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets;

            (i) change Edify Holding's or Edify's methods of accounting in effect at December 31, 2004 except as required by changes in GAAP;

            (j) (i) adopt any Edify Plan or any agreement, arrangement, plan or policy between it and one or more of its current or former directors or officers, (ii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, (iii) hire any new employee at an annual base salary compensation in excess of $150,000, (iv) promote to a rank of vice president or more senior any employee, (v) pay any retention or other bonuses to any employees, or (vi) pay any severance payment to any employees, other than consistent with past practice;

            (k) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

            (l) make any equity investment or commitment to make such an investment in any entity or real estate;

            (m) sell, purchase or lease any real property;

            (n) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

            (o) permit any employees of Edify, Edify Holding or any Subsidiary to devote any material amount of time, or perform any material amount of services, for S1 or any of its Affiliates (other than Edify, Edify Holding and the Subsidiaries), other than in connection with the performance of Edify's duties under the Reseller Agreement;

            (p) enter into any site licenses, enterprise licenses, fixed discount arrangements for a specified term or other similar arrangements with respect to the licensing of Products; or

            (q) agree or commit to do any of the actions set forth in (a) - (p) above.

      6.2 Nonsolicitation Agreements.

            In connection with any payments made by S1, Edify or Edify Holding to those employees of Edify listed on Exhibit 7.14, S1 will use commercially reasonable efforts to include nonsolicitation agreements in any documentation executed in connection with such payments. S1 assumes no responsibility for the enforceability of such documentation.

      6.3 Payments to Certain Employees.

      On or before the Closing Date, S1 will make the payments set forth on
Exhibit 6.3 to those Edify employees listed thereon.

      6.4 Audit.

      S1 will use commercially reasonable efforts to cause an independent accounting firm to complete its audit of the Financial Statements of Edify for the year ended December 31, 2004 by the Closing Date.

      6.5 Notice Under Option Plans.

      Promptly (and, in any event within two business days after execution of this Agreement), Edify will, and S1 will cause Edify to, send each holder of Options the notice required by the Option Plans and such holders' respective option agreements.

      6.6 Software Licenses.

            On or before the Closing S1 will, at its own cost and expense, (i) provide Purchaser with licenses for Microsoft desktop software for use on the personal computers of Edify, Edify Holding and the Subsidiaries acquired in connection herewith and (ii) use commercially reasonable efforts to provide Purchaser with licenses for Oracle 11-I financial systems software for the nine-month period immediately following the Closing Date.

      6.7 Assistance in Obtaining Consents.

            After the Closing Date S1 will in good faith use commercially reasonable efforts to assist Purchaser and Merger Sub in obtaining all required contractual consents and assignments.

                                    ARTICLE 7

                              ADDITIONAL AGREEMENTS

      7.1 Regulatory Matters.

            (a) As promptly as practicable following the execution and delivery of this Agreement, if applicable, each of Purchaser and S1 will prepare and file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein if and as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed by the parties (the "ANTITRUST FILINGS"). The parties will comply with any requests for additional information relating to the Antitrust Filings and will use their commercially reasonable efforts to secure all required approvals of the Antitrust Filings. Commercially reasonable efforts shall not include the willingness of Purchaser to accept an order agreeing to the divestiture, or the holding separate, of any assets relating to the business or any assets of Edify or Edify Holding which Purchaser reasonably determines to be material or to benefits of the transaction for which it has bargained for hereunder.

            (b) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities (including the Antitrust Filings) which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). S1, Edify, Edify

Holding and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to S1, Edify, Edify Holding or Purchaser, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to the consummation of the transactions contemplated herein.

            (c) Purchaser, S1, Edify Holding and Edify shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

      7.2 Access to Information.

      Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Edify and Edify Holding shall (and S1 shall cause Edify and Edify Holding to) provide to the officers, employees, accountants, counsel and other representatives of Purchaser, access, during normal business hours during the period prior to the Closing, to all its (and its Subsidiaries') properties, books, contracts, commitments and records and, during such period, Edify and Edify Holding shall make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it (or any Subsidiary) during such period pursuant to the requirements of federal securities laws or other federal or state Laws and (ii) all other information concerning its or any Subsidiary's business, properties and personnel as Purchaser may reasonably request. Purchaser will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidential Information and Non-Disclosure Agreement between Purchaser and S1 (the "CONFIDENTIALITY AGREEMENT"). The parties hereto agree and acknowledge that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

      7.3 Legal Conditions to Merger.

      Each of the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement.

      7.4 Benefit Plans.

            (a) At Closing, Purchaser shall provide or cause Edify to provide a 401(k) plan and employee welfare benefit plans to the employees of Edify and the Subsidiaries as of the Closing who are paid on the United States payroll which are no less favorable in all material respects in the aggregate than those from time to time provided to similarly situated employees of Purchaser who are paid on the United States payroll. Subject to the agreement of the applicable insurance carrier, prior service with Edify or any Subsidiary shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, and such employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purpose of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan.

            (b) Purchaser confirms that its defined contribution plan permits direct rollover of loans and contributions. In reliance upon the accuracy of the foregoing, S1 agrees to take all such action as may be reasonably necessary to ensure that the employees of Edify, Edify Holding and the Subsidiaries will not be in default on any outstanding loans under any defined contribution plan in which such employees participate as a result of the consummation of the transactions contemplated by this Agreement and that such employees will be permitted to elect a direct rollover of such loans to a defined contribution plan maintained by Purchaser (assuming Purchaser's defined contribution plan permits the direct rollover of such loans).

            (c) Assuming after the Closing Date Purchaser continues to use the same taxpayer identification number for payroll purposes as used by Edify, Edify Holding and/or the Subsidiaries immediately prior to the Closing Date, S1 will continue to provide health, dental and vision benefits to all employees of Edify, Edify Holding and the Subsidiaries and their covered dependents through December 31, 2005. S1 will cause the current payroll processor for Edify, Edify Holding and the Subsidiaries (the "PROCESSOR") to continue administration of the payroll for such employees through December 31, 2005, including, without limitation, withholding and payment of applicable income, employment and other taxes, voluntary benefit deductions, garnishment withholding and payment and preparation and processing of IRS Forms W-2, W-3, 940, 941, and any other required state or federal reporting with respect to such employees for periods ending on or before such date. Purchaser will reimburse S1 for funding such payroll and the incremental processing fees of the Processor it incurs related to such payroll for such employees and the continuance of the Processor's services with respect to such employees for periods after the Closing Date and ending on December 31, 2005, as soon as reasonably practicable but no later than three business days after S1 provides to Purchaser bank wire instructions and the Processor's control report and payroll register for the December 31, 2005 payroll with respect to the employees of Edify, Edify Holding and the Subsidiaries and any additional documented third party costs of such funding. Edify, Edify Holding and the Subsidiaries will withdraw as participating employers from all S1 employee benefit plans, programs and arrangements effective as of the Closing.

      7.5 Advice of Changes.

      Purchaser and Edify shall promptly advise each other of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on Purchaser or Edify, Edify Holding and the Subsidiaries, taken as a whole, as the case may be, or to cause or constitute a material breach of any of the respective representations, warranties or covenants contained herein.

      7.6 Current Information.

      Edify shall promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties (including Edify Holding and the Subsidiaries) and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving it, and will keep Purchaser fully informed of such events.

      7.7 Delivery of Post-Closing Payments.

      To the extent S1 or any of its Affiliates receives any funds or other assets due and payable or otherwise owed to Edify, Edify Holding or the Subsidiaries after the Closing Date ("EDIFY POST-CLOSING PAYMENTS"), S1 shall as soon as reasonably practicable deliver such Edify Post-Closing Payments to Purchaser and take all steps necessary to vest title to such funds and assets in Purchaser. To the extent Edify, Edify Holding or any of the Subsidiaries or any of their Affiliates receives any funds or other assets due and payable or otherwise owed to S1 or any of its Affiliates after the Closing Date ("S1 POST-CLOSING PAYMENTS"), Purchaser shall as soon as reasonably practicable deliver such S1 Post-Closing Payments to S1 and take all steps necessary to vest title to such funds and assets in S1 or its Affiliates, as applicable.

      7.8 Indemnification.

            (a) Subject to the limitations set forth in this Agreement, S1 agrees to indemnify, defend and hold harmless Purchaser and Merger Sub and their respective officers and directors, at all times after the Closing, from and against any and all claims, damages, losses, liabilities, payments, costs, obligations and expenses (including, without limitation, all reasonable legal, accounting and other professional fees and disbursements) (collectively, "DAMAGES") to the extent such Damages arise directly out of:

                  (i) a breach of any representation or warranty made by Edify, Edify Holding or S1 contained in this Agreement; or

                  (ii) a breach of any covenant, agreement or undertaking made by Edify, Edify Holding or S1 in this Agreement or in any certificate or other instrument or agreement delivered by or on behalf of Edify, Edify Holding or S1 pursuant to this Agreement.

            (b) Subject to the limitations set forth in this Agreement, Purchaser and Merger Sub agree to indemnify, defend and hold harmless S1 and its officers and directors at all times after the Closing from and against any and all Damages to the extent such Damages arise directly out of:

                  (i) a breach of any representation or warranty made by Purchaser or Merger Sub contained in this Agreement; or

                  (ii) a breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any certificate or other instrument or agreement delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement.

      7.9 Claim for Indemnification.

            (a) Any claim for indemnification must be made by a written notice to the party against whom indemnification is sought. Such notice shall specify in reasonable detail the particulars of the claim for indemnity and the basis upon which indemnity is claimed. Any claim for indemnification shall be paid in cash. Notwithstanding anything in this Agreement to the contrary, the aggregate value of the indemnification payments made by any party hereunder shall be limited to 27.5% of the Merger Consideration, provided that

                  (i) claims for breach of Section 3.2 (Capitalization), Section
            3.10 (Employees and Employee Plans) and Section 4.5 (Capitalization) shall be limited only to the Merger Consideration;

                  (ii) claims in the case of indemnification for Taxes shall be allocated under Section 7.10(a) and shall be unlimited in amount;
            and

                  (iii) claims for fraud by S1, Edify, Edify Holdings, Purchaser or Merger Sub in connection with the transactions under this Agreement shall be unlimited in amount.

            Except as provided in Section 7.10(a) and Section 10.7, the indemnification provisions contained in Section 7.8 and this Section shall constitute the sole and exclusive remedy for Damages resulting from any inaccuracy or breach of a representation or warranty or breach of any covenant or agreement made by Purchaser, Merger Sub, S1, Edify Holding or Edify pursuant to this Agreement. Notwithstanding anything herein to the contrary, no claims for Damages shall be asserted, and no party shall be liable for any claim for indemnification hereunder unless and until the aggregate amount of Damages that would otherwise be payable exceeds 2% of the Merger Consideration (the "DEDUCTIBLE AMOUNT"), in which case the indemnifying party shall be liable for only those Damages in excess of the Deductible Amount. In calculating the Deductible Amount or Damages hereunder, all Damages from one or a set of claims based on a common set of events which total less than $25,000 shall be excluded in their entirety, and the indemnified party shall have no recourse for such Damages. If any event shall occur which would otherwise entitle a party to assert a claim for indemnification hereunder, no Damages shall be deemed to have been sustained to the extent of (i) any net proceeds received by the indemnified party from any insurance policy with respect thereto, (ii) any net recovery received by the indemnified party from third parties with respect thereto, (iii) any tax benefit realized by the indemnified party, or (iv) any balance sheet accrual made by an indemnified party. S1 and Purchaser shall take all reasonable steps to mitigate damages in respect of any claim for which they are seeking indemnification, including, without limitation, using commercially reasonable efforts to effect recovery from third parties and of available insurance claims in connection with such claim.

            (b) Promptly (and in any event within ten days) after receipt by S1, on the one hand, or Purchaser, Edify or Edify Holding, on the other hand, as the case may be (the "INDEMNIFIED PARTY"), of a third party claim for which the Indemnified Party seeks indemnification pursuant to this Section 7.9 or Section 7.10, the Indemnified Party shall give written notice to the other party or parties (the "INDEMNIFYING PARTY") of the commencement of such claim in reasonable detail regarding the circumstances thereof, but the failure to notify the Indemnifying Party shall not relieve it of any liability except to the extent the Indemnifying Party is actually prejudiced thereby. Upon receipt of such notice, the Indemnifying Party shall be entitled to participate in the defense of such claim and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in such defense. If the Indemnifying Party elects not to assume (or fails to assume) the defense of such claim within ten days of its receipt of notice from the Indemnified Party of the commencement thereof, the Indemnified Party shall be entitled to assume the defense of such claim with counsel of its own choice at the expense of the Indemnifying Party. If the claim is asserted against both the Indemnifying Party and the Indemnified Party and there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, in the absence of such conflict of interest, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys in any single jurisdiction. If the Indemnifying Party assumes the defense of such action, (i) no compromise or settlement may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

      7.10 Tax Matters.

      The following provisions shall govern the allocation of responsibility as between the Purchaser on the one hand and S1 on the other hand for certain Tax matters following the Closing:

            (a) Tax Indemnities.

                  (i) Purchaser shall be liable for, and agrees to defend, hold harmless and indemnify S1 from and against any and all Taxes attributable to Edify, Edify Holding or any Subsidiary, or for which Purchaser, Edify, Edify Holding or any Subsidiary may be liable with respect to any period, or portion thereof, beginning after the Closing Date ("POST-CLOSING PERIODS"), and for any and all Transfer Taxes (as defined in 7.10(f)) incurred in connection with this Agreement.

                  (ii) S1 shall be liable for, and agrees to defend, hold harmless and indemnify Purchaser, including, after the Closing Date, Edify, Edify Holding and any Subsidiary and their respective officers and directors from and against: (A) any and all Taxes described in clause (a) of the definition of Taxes of, or attributable to Edify, Edify Holding and any Subsidiary with respect to any period ending on or before the Closing Date or portion thereof and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date (the "PRE-CLOSING PERIODS"), including, without limitation, any and all Taxes relating to the income, business, activities, operations, property or assets of Edify, Edify Holding or the Subsidiaries with respect to any Pre-Closing Period and; (B) any and all Taxes described in clause (b) of the definition of Taxes to the extent Edify, Edify Holding or a Subsidiary would have been liable for such taxes on or before the Closing Date, provided, that S1 shall be obligated to make payments to Purchaser pursuant to this Section 7.10(a)(ii) only to the extent that the amount that would otherwise be payable by S1 pursuant to this Section 7.10(a)(ii) (notwithstanding this proviso) exceeds the amount of the provisions for the specific Tax liability for which indemnity is sought reflected as a liability in the current portion of the provisions for Tax liabilities as reflected in the Financial Statements; and (C) without duplication, any and all Taxes resulting from a breach of the provisions of Section 3.9.

            (b) The following provisions shall govern the filing of Tax Returns following the Closing Date and the allocation of Taxes:

                  (i) S1 shall timely and properly prepare and timely file all Tax Returns (including without limitation consolidated federal income Tax Returns for the S1 Group) which include or are required to be filed by or on behalf of Edify, Edify Holding and any of the Subsidiaries with respect to the Pre-Closing Period (other than Tax Returns with respect to Straddle Periods (as defined in Section 7.10(b)(iv))). S1 shall timely pay any Tax shown on such Tax Returns. With respect to those Tax Returns that must be signed by a representative of Purchaser or Edify, Edify Holding or any of the Subsidiaries, but as to which S1 has filing responsibility under this Section 7.10, S1 shall appoint a designee to sign such Tax Returns under a power of attorney from Purchaser, Edify, Edify Holding or any of the Subsidiaries, as applicable, to the extent permitted by applicable laws. To the extent the procedure described in the previous sentence is not permitted by applicable laws, S1 shall provide Purchaser's representative with a reasonable period of time within which to review and comment on such Tax Returns before signing them, and the parties shall use their best efforts to reach agreement on the contents of such Tax Returns.

                  (ii) With respect to each Tax Return covering a Straddle Period (as defined in Section 7.10(b)(iv)) which is required to be filed for, by, on behalf of or with respect to Edify, Edify Holding or any of the Subsidiaries after the Closing Date, Purchaser (i) shall cause to be properly prepared each such Tax Return, and (ii) shall determine consistent with Section 7.10(b)(v) the portion of the Taxes due and shown on Tax Return that is allocable to a Pre-Closing Period, which determination shall be set forth in a statement (the "TAX STATEMENT") prepared by Purchaser. Purchaser shall deliver a copy of such Tax Return and the Tax Statement related thereto to S1 at least 30 calendar days prior to the due date (including any extension thereof) for filing such Tax Return.

                  (iii) The amount of Taxes shown to be due on any Tax Return described in the Tax Returns and related Tax Statement described in Section 7.10(b)(ii) (subject to later adjustment or claim by the applicable Taxing Authority) shall be final and binding upon the parties hereto for purposes of
Section 7.10(a)(ii), unless S1 shall have delivered to Purchaser (within 10 calendar days after the date of S1's receipt of such Tax Returns and Tax Statements) a written report containing all changes that S1 proposes to make to such Tax Returns and Tax Statements. Purchaser and S1 shall undertake in good faith to resolve any issues raised in such report prior to the due date (including any extension thereof) for filing any such Tax Return and mutually to consent to the filing of such Tax Return. In the event S1 and Purchaser are unable to resolve any dispute by the earlier of (i) 10 calendar days after S1's receipt of written notice from Purchaser setting forth Purchaser's proposed resolution of such dispute, or (ii) 10 calendar days prior to the due date for filing of the Tax Return in question (including any extensions thereof), S1 and Purchaser shall jointly engage the Firm to make its independent determination with respect to the item or items in dispute and the amount or amounts related thereto. Purchaser shall bear and pay one-half of the fees and other costs charged by the Firm and S1 shall bear and pay one-half of the fees and other costs charged by the Firm. The determination of the Firm shall be final and binding on the parties. In the case of any Tax Return for any Straddle Period (as defined below) not later than five days before the due date for the payment of Taxes with respect to such Tax Return or in the event of a dispute five days after the resolution of such dispute under this clause (iii), S1 shall pay to Purchaser an amount of Taxes reflected on the Tax Return which are attributable to the Pre-Closing Period under Section 7.10(b)(ii) and shall be the responsibility of S1 except to the extent that such Taxes were reflected as a liability in the current portion of the provisions for Tax liabilities reflected in the Financial Statements.

                  (iv) S1 and Purchaser will, to the extent permitted by applicable law, elect with the appropriate taxing authorities to close the taxable periods of Edify, Edify Holding and each of the Subsidiaries as of and including the Closing Date, and consistent therewith S1 shall include income of Edify, Edify Holding and each of the Subsidiaries (including any income or gain resulting from 338(h)(10) Election, any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into account under Treasury Regulation Section 1.1502-19), on S1's consolidated federal, state or local Tax Returns for all period through and including the Closing Date. In any case where applicable law does not require or permit a taxable period of Edify, Edify Holding or any Subsidiary to be closed as of and including the Closing Date, any Tax described in Section 7.10(a)(ii)(A) hereof and pertaining to a period that begins on or before the Closing Date and ends after the Closing Date (a "STRADDLE PERIOD") shall be determined in accordance with the applicable provisions of Section 7.10(b)(v).

                  (v) In the case of any Tax described in Section 7.10(a)(ii)(A) hereof and pertaining to a Straddle Period and which is based on income, sales, revenue, production or similar items or other Taxes other than real and personal property Taxes or flat minimum dollar Taxes, the portion of Tax pertaining or attributable to Edify, Edify Holding or any of the Subsidiaries for the Pre-Closing Period of a Straddle Period shall be determined on the basis of an interim closing of the books as of and including the Closing Date. For the avoidance of doubt, any income or gain of Edify, Edify Holding or its Subsidiaries as a result of a 338(h)(10) Election for calculation of state, local or foreign Taxes, but which does not close the Tax period of Edify, Edify Holding or the Subsidiaries as of and including the Closing Date, shall be included in the Pre-Closing Period of the Straddle Period. For purposes of this
Section 7.10(b), to determine the liability for any real and personal property Taxes or flat minimum dollar Tax, the total amount of Taxes allocable to the Pre-Closing Period of a Straddle Period shall be the product of (i) such Tax for the entirety of such Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days for such Tax period included in the Pre-Closing Period and the denominator of which is the total number of days in the Tax period, and the balance of such Taxes shall be allocable to the Post-Closing Period.

            (c) Purchaser and S1 shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns following the Closing pursuant to Section 7.10(b) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and S1 further agree (A) to retain all books and records with respect to Tax matters pertinent to Edify, Edify Holding and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or S1, as the case may be, shall allow the other party to take possession of such books and records. Any information obtained by a party from another party in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding in accordance with the terms of this Agreement.

            (d) Termination of Tax Sharing Agreements. Except as expressly provided in this Agreement, any and all tax allocation agreements, inter-company agreements or arrangements between Edify, Edify Holding or any Subsidiary and any other party and relating to any Tax matters shall be terminated with respect to Edify, Edify Holding or any Subsidiary as of the Closing Date, and after the Closing Date will have no further force or effect for any taxable period (whether a past, current or future taxable period).

            (e) Nature of Payments. Any payment pursuant to Section 7.8, 7.13,
7.14 or this Section 7.10 shall be treated for Tax purposes as an adjustment to the Merger Consideration unless otherwise required by applicable law.

            (f) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (the "TRANSFER TAXES") shall be paid by Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, S1 will join in the execution of any such Tax Returns and other documentation.

            (g) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.10 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof); provided that claims are made by the indemnified party prior to the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation, or extension thereof).

            (h) Without the prior written consent of Purchaser, which shall not be unreasonably withheld, except in the ordinary course of business or as required by law, none of Edify, Edify Holding or any of the Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Edify, Edify Holding or any of the Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Edify, Edify Holding or any of the Subsidiaries or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action that would have the effect of materially increasing the Tax liability of Edify, Edify Holding or any of the Subsidiaries for any Post Closing Period or materially decreasing any Tax attribute of Edify, Edify Holding or any of the Subsidiaries existing on the Closing Date.

            (i) If the S1 Group has a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit or a consolidated excess charitable contribution (each as defined in the Regulations and each a "CARRY FORWARD TAX ATTRIBUTE") that can be carried to a Post-Closing Period, then the portion, if any, of such Carry forward Tax Attribute that is attributable to Edify, Edify Holding and the Subsidiaries shall be determined in accordance with Section 1.1502-79 of the Regulations. For purposes hereof, "REGULATIONS" means the Treasury Regulations promulgated pursuant to the Code.

            (j) S1 shall not elect to retain any net operating loss carryovers or capital loss carryovers of Edify, Edify Holding and the Subsidiaries.

            (k) Purchaser shall make an election permitted under Treasury Regulation Section 1.1502-21T(b)(3)(ii)(B).

            (l) At Purchaser's sole option, S1 and Purchaser shall make a joint election under Code Section 338(h)(10) (and any corresponding elections under state, local or foreign law) (collectively the "338(h)(10) ELECTION") with respect to the Merger (a purchase and sale of stock of Edify for tax purposes), the deemed sale of each of Edify Holding's Subsidiaries, and the Stock Purchase of Edify Holding. If Purchaser makes the 338(h)(10) Election, Purchaser shall provide written notice thereof delivered to S1 within 30 days immediately following the Closing Date. For the avoidance of doubt, the parties agree that consistent with the other provisions of this Agreement, the Merger shall occur before and as a condition precedent to the Stock Purchase. If Purchaser makes each 338(h)(10) Election, Purchaser shall timely file the 338(h)(10) Forms (as defined in Section 8.2(f)) and promptly provide written evidence of such filing to S1, and in connection therewith, Purchaser and S1 shall report the purchase of the Edify Common Stock pursuant to this Agreement consistent with the 338(h)(10) Forms, Purchaser and

S1 shall report the Stock Purchase pursuant to this Agreement consistent with the 338(h)(10) Forms, and no person shall take any position to the contrary thereto in a Tax Return, any proceeding before any Taxing Authority or otherwise, unless required to do so by applicable law pursuant to a determination as defined in Section 1313(a) of the Code. If Purchaser does not provide written notice of the 338(h)(10) Election to S1 within the 30 day period provided in this Section 7.10(l), then within seven days after the expiration of such 30 day period, Purchaser shall return to S1 the original 338(h)(10) Forms delivered by S1 pursuant to Section 8.2(f), and S1 shall not be required to take any position consistent with the 338(h)(10) Election.

      If the 338(h)(10) Elections are made, then within 60 days following the Closing Date, Purchaser shall determine the Aggregate Deemed Sale Price and Adjusted Grossed-up Basis (as defined in applicable Treasury Regulations) for each such election and the allocation of the Aggregate Deemed Sale Price and Adjusted Grossed-up Basis among the assets of Edify and each of its Subsidiaries and Edify Holding and each of its subsidiaries, as the case may be, including completion of Internal Revenue Service Form 8883 (the "PURCHASE PRICE ALLOCATION") and deliver the same to S1 for each such election. Such allocation of the Aggregate Deemed Sale Price and Adjusted Grossed-up Basis among the assets of Edify and its Subsidiaries and Edify Holding and each of its subsidiaries, as the case may be, shall be made in accordance with applicable law. If S1 disagrees with any material aspect of the allocation, S1 shall deliver to Purchaser within 15 days after S1's receipt of the Purchase Price Allocation, a written statement setting forth its disagreement with the Purchase Price Allocation and an explanation thereof. If within 30 days following Purchaser's receipt of S1's disagreement of the Purchase Price Allocation, Purchaser and S1 are unable to resolve any disagreement regarding the Purchase Price Allocation, the matter shall be referred to the Firm, which shall resolve any disputed item within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Firm shall be borne equally by Purchaser and S1. Such allocation shall be the "PRICE ALLOCATION" and shall be binding on the parties hereto. S1 and Purchaser agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return and take no position contrary thereto unless otherwise required to do so pursuant to a final determination defined in Section 1313(a) of the Code. To the extent that the Aggregate Deemed Sales Price and Adjusted Grossed Up Basis are adjusted following the Closing Date as a result of payments from the Holdback Amount under Section 1.4(a) or otherwise, Purchaser and S1 agree to apply such adjustments in a manner consistent with law.

      7.11 Agreements and Arrangements.

      On or before the Closing Date S1 will obtain the agreement or make the arrangements described on Exhibit 7.11 hereto.

      7.12 Reimbursement for Handling of Claims.

      If, following the Closing, S1 receives any claim, demand or other notice or is made a party to any action, suit, proceeding or investigation (each, a "CLAIM") relating to any agreement pursuant to which any Edify Intellectual Property, Software or Products are licensed, sold or otherwise transferred or conveyed (other than the Value Added Reseller Agreement being executed in connection herewith between S1 and Edify), Purchaser will promptly reimburse S1 for all reasonable, documented out-of-pocket fees, costs and expenses incurred by or on behalf of

S1 in responding to or participating in any such Claims, subject to a maximum of $500,000 in the aggregate for all such Claims; provided, however, Purchaser's reimbursement obligations under this Section 7.12 do not include any reimbursement obligation for which S1's indemnification obligations are applicable. S1 shall take all reasonable steps to mitigate payments and expenses in respect to any such Claims. Prior to engaging outside attorneys to respond to a Claim, S1 shall first (i) provide written notice to Purchaser, (ii) send a letter provided by Purchaser to the party sending the Claim to the effect that Purchaser's Edify subsidiary has assumed the Assumed Agreements and (iii) thereafter, if time reasonably permits, allow Purchaser's internal counsel a reasonable opportunity to respond to the Claim.

      7.13 Reimbursement for Document Production, Etc.

      If, following the Closing, Purchaser and/or Edify receives a subpoena or order from a governmental entity or self-regulatory organization directed at S1 for any period prior to the Closing, S1 will, subject to a maximum of $500,000 in the aggregate, promptly reimburse Purchaser and/or Edify for (i) all reasonable, documented out-of-pocket fees, costs and expenses incurred by Purchaser and/or Edify in responding to such subpoena or order; (ii) any payments made, or expenses advanced, in connection therewith to individuals serving as directors, officers, employees, or agents of Edify at any time prior to the Closing to the extent reasonably required by Edify's Certificate of Incorporation or Bylaws or applicable law; and (iii) any payments made, or expenses advanced, in connection therewith to individuals serving as directors, officers, employees and agents, of Edify at any time after the Closing to the extent permitted or reasonably required under Edify's Certificate of Incorporation or Bylaws or applicable law. After the Closing Purchaser and Edify shall take all reasonable steps to mitigate payments and expenses for which they are entitled to reimbursement from S1 under this Section 7.13.

      7.14 Change of Control Payments.

      S1 will promptly reimburse Purchaser, Edify Holding or Edify for the amount of any change of control payment, or any payment resulting from the Merger or any other transactions contemplated by this Agreement, due from Edify and made by Purchaser, Edify Holding or Edify to the persons listed on Exhibit
7.14 in accordance with the terms and conditions of their offer letters referenced on such Exhibit. Purchaser, Edify Holding or Edify shall provide appropriate documentation of such payment upon request by S1.

      7.15 Additional Documentation.

      To the extent S1 has documents and records relating to Edify, Edify Holding or the Subsidiaries, S1 will, upon reasonable request and as soon as reasonably practicable and without charge, furnish copies of such documents and records to Purchaser. S1 will endeavor in good faith to retain all documents and records related to Edify, Edify Holding or the Subsidiaries for any document retention periods applicable to S1 (or, with respect to pre-Closing periods, Edify, Edify Holding or the Subsidiaries) required by any applicable law or regulation.

      7.16 Agreement to Retain Holding Common Stock.

      S1 agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), issue, sell, exchange, pledge or otherwise dispose of or encumber any of the shares of Holding Common Stock owned by it or to make any offer or agreement relating thereto (including without limitation to issue any options, warrants or other securities convertible into or exchangeable for Holding Common Stock), at any time prior to the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) the Closing, or (ii) termination of this Agreement in accordance with the terms thereof.

      7.17 Internet Banking Technology Non-Complete/Non-Use

      Purchaser, on behalf of itself and each of its Affiliates, successors and assigns, agrees not to, and shall cause its Affiliates, successors and assigns not to, use, practice, develop, operate, license, sell, transfer or otherwise exploit in any manner the on-line or Internet based banking software in whole or in part known as Electronic Banking System, Retail Banking System and Business Banking System, other than to support existing installations of such product. This Section 7.17 does not in any way limit or modify Edify's, Edify Holding's or the Subsidiaries' rights, in or to the Products.

      7.18 Bonus Plans.

      Purchaser will fulfill the obligations of Edify under the bonus plan described in Section 7.18 of the Edify Disclosure Schedule.

      7.19 Termination of Outsourced Level 1 Support.

            Prior to the Closing Date, S1 will continue to provide level 1 maintenance services and support for Edify products consistent with established practices prior to the Closing Date ("LEVEL 1 SERVICES"), and Edify will continue to provide level 2 maintenance services and support for Edify products consistent with established practices prior to the Closing Date ("LEVEL 2 SERVICES"), to the customers set forth on Schedule 7.19 (the "LEVEL 1 CUSTOMERS"). Schedule 7.19 also sets forth for each Level 1 Customer the aggregate amount of revenue for Level 1 and Level 2 Services over the preceding four calendar quarters. Upon the Closing Date, S1 will transition Level 1 Services for each of the Level 1 Customers to Edify, and Edify will thereafter have the sole right to directly provide Level 1 and Level 2 Services to each such Level 1 Customer. S1 will have no right to receive any payments with respect to Level 1 Services rendered for Level 1 Customers after the Closing Date. From and after the Closing Date (and for a period not to exceed 12 months), S1 will use commercially reasonable efforts to facilitate the transition of Level 1 Services to Edify and encourage each Level 1 Customer to continue, renew, extend and/or otherwise use Edify (or, if requested by Purchaser, Purchaser) to provide Level 1 and Level 2 Services to such Level 1 Customer.

                                    ARTICLE 8

                              CONDITIONS PRECEDENT

      8.1 Conditions to Each Party's Obligation to Effect the Merger and the Stock Purchase.

      The respective obligation of each party to effect the Merger and the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following condition:

            (a) No Injunctions or Restraints; Illegality; HSR Act. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and the Stock Purchase or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger and the Stock Purchase. All waiting periods, if any, under the HSR Act or foreign merger notification requirements, if applicable, relating to the transactions contemplated hereby shall have expired or been terminated early and all material foreign antitrust approvals required to be obtained prior to the consummation of the transactions contemplated hereby shall have been obtained.

      8.2 Conditions to Obligations of Purchaser and Merger Sub.

      The obligation of Purchaser and Merger Sub to effect the Merger and the Stock Purchase is also subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Edify, Edify Holding and S1 set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date excluding from the foregoing circumstances, changes or effects after the date of this Agreement which would not have a Material Adverse Effect on Edify Holding, Edify and the Subsidiaries taken as a whole. Purchaser and Merger Sub shall have received a certificate signed by an officer of S1, Edify Holding and Edify to the foregoing effect.

            (b) Performance of Covenants and Agreements of Edify, Edify Holding and S1. Edify, Edify Holding and S1 shall have performed all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, except in each case where such nonperformance does not or would not have a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries, taken as a whole. Purchaser shall have received a certificate signed an officer of Edify, Edify Holding and S1 to the foregoing effect.

            (c) Resignations of Directors. Purchaser shall have received the written resignations (effective as of the Closing) of those members of the Board of Directors of Edify, Edify Holding and the Subsidiaries.

            (d) Intercompany Agreements; Value Added Reseller Agreement; Etc. On or before the Closing Date, S1, Affiliates of S1, Edify, Edify Holding and the Subsidiaries, as applicable, will terminate the intercompany agreements (other than the Assignment and Assumption Agreement dated October 1, 2002 between S1, on behalf of its affiliated and related entity, Point Holding Ltd. and Edify) set forth in Section 3.12 of the Edify Disclosure Schedule and all balances due pursuant to such intercompany agreements will be settled. Prior to the Closing Date S1 and Purchaser will mutually negotiate in good faith to agree on a value-added reseller agreement for S1 to distribute Products of Edify. On the Closing Date S1 and Edify will amend the Non-Exclusive End-User License
Agreement: Source and Object Code in the form attached as Exhibit 8.2(d)(2).

            (e) Intercompany Services Agreement. Effective as of the Closing Date, S1 will have entered into an agreement with Edify to provide certain intercompany services substantially in the form attached hereto as Exhibit 8.2(e).

            (f) 338(h)(10) Election. On or before the Closing Date, S1 with respect to the Merger and the Stock Purchase shall have delivered to Purchaser a properly completed Internal Revenue Service Form 8023, together with any such additional forms necessary to perfect the 338(h)(10) Election under federal, state, local or foreign laws (the "338(h)(10) FORMS"), which shall be substantially in the form attached hereto as Exhibit 8.2(f) and with respect to state, local or foreign filings in the form required by law.

            (g) Non-foreign Affidavit. On or before the Closing Date, S1 shall deliver to Purchaser a certificate that neither S1 nor Edify Holding is a "foreign person" as defined in Section 1445 of the Code.

            (h) Audit. Purchaser shall have received the audited Financial Statements prepared on a "carve out" basis of the Edify business unit as of December 31, 2004 and the unqualified opinion thereon of an independent accounting firm mutually selected by S1 and Purchaser, which Financial Statements shall not differ materially from the unaudited financial statements prepared on a "carve out" basis of the Edify business unit as of and for the year ended December 31, 2004 attached as Section 3.5 of the Edify Disclosure Schedule.

            (i) Escrow Agreement. On the Closing Date S1 and the Escrow Agent shall have executed and delivered the Escrow Agreement.

            (j) Option Notice. At least 30 days shall have elapsed since Edify gave notice to holders of Options pursuant to Section 6.6 hereof or all of the Options shall have been terminated or exercised.

      8.3 Conditions to Obligations of Edify, Edify Holding and S1.

      The obligations of Edify, Edify Holding and S1 to effect the Merger and the Stock Purchase are subject to the satisfaction or waiver by Edify, Edify Holding and S1 at or prior to the Closing of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Edify, Edify Holding and S1 shall have received a certificate signed by an officer of Purchaser and Merger Sub to the foregoing effect.

            (b) Performance of Covenants and Agreements of Purchaser. Purchaser and Merger Sub shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, except in each case where such nonperformance does not or would not have a Material Adverse Effect on Purchaser and Merger Sub taken as a whole. Edify, Edify Holding and S1 shall have received a certificate signed by an officer of Purchaser to the foregoing effect.

            (c) Merger Consideration. Purchaser shall have delivered by wire transfer or certified bank check (i) the Merger Consideration (other than any Holdback Amount pursuant to Section 1.4(a) hereof, if applicable) to S1 and (ii) any such Holdback Amount to the Escrow Agent.

            (d) Escrow Agreement. On the Closing Date Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

            (e) Value Added Reseller Agreement. Prior to the Closing Date S1 and Purchaser will mutually negotiate in good faith to agree on a value-added reseller agreement for S1 to distribute Products of Edify.

            (f) Intercompany Services Agreement. Effective as of the Closing Date, S1 will have entered into an agreement with Edify to provide certain intercompany services in the form attached hereto as Exhibit 8.2(e).

                                    ARTICLE 9

                            TERMINATION AND AMENDMENT

      9.1 Termination.

      This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual written consent of Purchaser and S1, duly authorized by the Boards of Directors of Purchaser and S1;

            (b) by Purchaser or S1 if a Governmental Entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (c) by Purchaser or S1 if the Merger shall not have been consummated on or before January 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

            (d) by Purchaser or S1 (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of S1, Edify Holding or Edify, on the one hand, or Purchaser and Merger Sub on the other hand, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries, taken as a whole, and such breach shall not have been cured within 45 days following receipt by the breaching party of written notice of such breach from the other party or such breach, by its nature, cannot be cured prior to the Closing or within 45 days, whichever is longer; or

            (e) by Purchaser or S1 (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of S1, Edify Holding or Edify, on the one hand, or Purchaser and Merger Sub on the other hand and, assuming the breaching party promptly commences and shall have diligently pursued the cure of such breach, such breach shall not have been cured within 45 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 45 days, whichever is longer except in such case where such breach does not or would not have a Material Adverse Effect on Edify, Edify Holding and the Subsidiaries, taken as a whole, or Purchaser, as the case may be.

      9.2 Effect of Termination.

      In the event of termination of this Agreement by either Purchaser or S1 as provided in Section 9.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 7.2 and Sections 9.2 and
10.1 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

      9.3 Amendment.

      Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, and by a written instrument signed by the parties hereto, at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4 Extension; Waiver.

      At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 10

                               GENERAL PROVISIONS

      10.1 Expenses.

      All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that S1 shall pay all costs and expenses incurred by Edify and Edify Holding in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Purchaser shall be responsible for all HSR Act filing fees and transfer, sales and use Taxes, if any, in connection with the Merger as provided herein.

      10.2 Notices.

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or three days after mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Edify, Edify Holding or S1, to:
                  S1 Corporation
                  3500 Lenox Road
                  Suite 200
                  Atlanta, GA 30326
                  Attn.: Chief Executive Officer

                  with copies (which shall not constitute notice) to:

                  Hogan & Hartson L.L.P.
                  Columbia Square
                  555 Thirteenth Street, N.W.
                  Washington, DC 20004
                  Attn.: Stuart G. Stein, Esq.

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            And

                  S1 Corporation
                  3500 Lenox Road
                  Suite 200
                  Atlanta, GA 30326
                  Attn.: General Counsel

            (b)   if to Purchaser or Merger Sub, to:
                  Intervoice, Inc.
                  17811 Waterview Parkway
                  Dallas, Texas 75252
                  Attn.: Dean C. Howell
                  Executive Vice President, General Counsel and Secretary

            with a copy (which shall not constitute notice) to:

                  Fulbright & Jaworski L.L.P.
                  2200 Ross Avenue
                  Suite 2800
                  Dallas, Texas 75201
                  Attn: David E. Morrison

      10.3 Interpretation.

      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of an Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      10.4 Counterparts.

      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      10.5 Entire Agreement; Construction.

      Except for the Confidentiality Agreement, this Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption

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or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      10.6 Governing Law.

      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

      10.7 Enforcement of Agreement.

      The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      10.8 Severability.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      10.9 Publicity.

      The parties will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or NASDAQ.

      10.10 Assignment; Limitation of Benefits.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      10.11 Survival.

      The representations, warranties, covenants and agreements of Purchaser, Merger Sub, Edify, Edify Holding and S1 contained in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive for a period of 17 months after the Closing Date, except for matters relating to Capitalization (Section 3.2), Employees and Employment related

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matters (Section 3.10), title to Shares (Section 4.6) and tax indemnification
(Section 7.10), all of which shall survive for the longer of the applicable federal or state statute of limitations; provided, further, that if a claim is still pending at the end of such period, the particular representation, warranty, covenant, agreement and/or undertaking upon which such claim is based will survive (but only with respect to such claim) until the claim is resolved.

      10.12 Additional Definitions.

      In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

      "AFFILIATE": any director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

      "HAZARDOUS MATERIALS" means any solid or hazardous waste, petroleum product, asbestos-containing material. polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each case, other than small quantities of such substance in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

      "KNOWLEDGE" or "KNOW": means with respect to (i) in the case of Purchaser and Merger Sub, the actual knowledge of Purchaser and Merger Sub, and (ii) in the case of all other parties, the actual knowledge of any executive officer of such party except where otherwise expressly indicated.

      "LAWS": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

      "MATERIAL ADVERSE EFFECT": with respect to a party hereto, means a condition, event, change or occurrence that has had or would have a material adverse effect upon such party, taking into account (A) the business, customers, assets, capitalization, financial condition and results of operations of such party, or (B) the ability of such party to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that a Material Adverse Effect does not and shall not include (and specifically excludes) any circumstance, change or effect (irrespective of materiality) to the extent that such circumstance, change or effect results indirectly or directly from (i) any changes in Laws, (ii) any change in generally applicable economic, business or financial market conditions, (iii) any generally applicable change in the industry in which Edify, Edify Holding and the Subsidiaries operate, (iv) the announcement or communication of the transactions contemplated by this Agreement, (v) the loss by Edify, Edify Holding or the Subsidiaries of any customers or employees, (vi) any developments with respect to those matters set forth in Section 3.17(a)(i), (a)(ii) and (c) of the Edify Disclosure Schedule excluded from S1's, Edify Holding's and Edify's representations and warranties with respect to Edify Intellectual Property, Software and Products (including without limitation those matters referenced in items 13-16 on Schedule 3.17(a)(i)), (vii) any

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developments which could give rise to reimbursement pursuant to Section 7.13, and (viii) solely for purposes of the conditions in Section 8.2 to the obligations of Purchaser and Merger Sub to effect the Merger and the Stock Purchase, any matters involving a breach of any representation or warranty made by Edify, Edify Holding or S1 which (a) is not already encompassed by clauses
(i) through (vii) above, (b) which is discovered prior to the Closing and (c) with respect to which S1 provides Purchaser with indemnification reasonably satisfactory to Purchaser; provided, however, that any items addressed by the parties pursuant to item (viii) shall not be eligible for indemnification provided in this Agreement (including without limitation Sections 7.8, 7.9 and 7.10(a) hereof), and Purchaser and Merger Sub shall make no claims in respect thereof.

                            [SIGNATURES ON NEXT PAGE]

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      IN WITNESS WHEREOF, S1, Edify, Edify Holding, Purchaser and Merger Sub
have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                              S1 CORPORATION

                              By:        /s/ John A. Stone
                                         ---------------------------------------
                              Name:      John A. Stone
                              Title:     S1 Corporation SVP of Global Finance

                              EDIFY HOLDING COMPANY, INC.

                              By:        /s/ John A. Stone
                                         ---------------------------------------
                              Name:      John A. Stone
                              Title:     S1 Corporation SVP of Global Finance

                              EDIFY CORPORATION

                              By:        /s/ John A. Stone
                                         ---------------------------------------
                              Name:      John A. Stone
                              Title:     S1 Corporation SVP of Global Finance

                              INTERVOICE, INC.

                              By:        /s/ Robert Ritchey
                                         ---------------------------------------
                              Name:      Robert Ritchey
                              Title:     President and CEO

                              ARROWHEAD I, INC.

                              By:        /s/ Robert Ritchey
                                         ---------------------------------------
                              Name:      Robert Ritchey
                              Title:     President and CEO

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